EXHIBIT 2.1

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY WJ COMMUNICATIONS, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 18, 2004, by and among WJ Communications, Inc., a Delaware corporation (the “Buyer”), EiC Corporation, a California corporation (“EiC”) and EiC Enterprises Limited, a corporation organized under the Laws of Bermuda (“EiC Enterprises” and together with “EiC,” the “Seller”).

RECITALS

A.                                   EiC is a designer, producer, manufacturer and provider of semiconductor integrated circuits (“ICs”), including a line (the “Line”) of such integrated circuits as more specifically identified in Schedule A to this Agreement as Seller’s Infrastructure and Wafer Fab Product Line.

B.                                     EiC Enterprises is the holder of all of the outstanding shares of EiC and the owner of certain technology used in the Line.

C.                                     Buyer desires to buy from Seller, and Seller desires to sell to Buyer, the Line and certain other assets related thereto, including patents, know-how and techniques used to manufacture the ICs, on the terms set forth below.

Article I.

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.01                                Sale of the Transferred Assets.  Subject to the terms and conditions of this Agreement, and except as set forth on Schedule 1.01, at the Closing (as defined below), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets used in the operation or in connection with the Line (collectively, the “Transferred Assets”), including without limitation:

(a)                                  all of EiC’s IC inventory existing on the Closing Date related to the Line, including all finished goods, work-in-process and raw materials, related to the Line (the “Inventory”);

(b)                                 all personal property, furniture, fixtures, equipment and tools relating to or used in connection with the Line, including the items listed in Schedule 1.01(b) to this Agreement;

(c)                                  all customer lists, customer contact information, customer data and customer accounts for customers of the Line who have purchased products of the Line since September 2001 or who have entered into discussion with EiC relating to products of the Line, including those set forth in Schedule 1.01(c) to this Agreement (the “Customer Accounts”);

(d)                                 all vendor lists and vendor data and supplier lists and supplier data for vendors and suppliers who have supplied products or services relating to or used in connection with the Line at any time during the last three years, including those set forth on Schedule 1.01(d) to this Agreement (the “Supplier Lists”);

(e)                                  all sales and promotional material and other sales-related material relating to or used in connection with the Line;

(f)                                    to the extent set forth on Schedule 1.01(f), which is to be agreed upon by the parties no later than the end of the Due Diligence Period (as defined in Section 5.02(a) herein) and attached hereto on the Closing Date, to this Agreement, all right, title, and interest of Seller in, to and under all contracts and licenses relating to the Line, including all licenses for software and other intellectual property relating to or used in connection with the Line (except for standard off-the-shelf software packages that are not assignable to Buyer), all customer, supplier and vendor contracts, and any other contracts set forth on Schedule 1.01(f) to this Agreement (the “Contracts”), as well as all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options in favor of Seller relating or pertaining to such Contracts;

(g)                                 all computer equipment and hardware, servers and routers, central processing units, terminals, disk drives, tape drives, electronic memory units, peripherals (and other input/output devices), and any and all parts and appurtenances thereto, relating to or used by Seller in connection with the Line;

(h)                                 all computer software, firmware, programs, macros and modeling applications owned or used by Seller in connection with the Line, including, to the extent assignable by Seller, all object and source code and all documentation related to same, whether acquired or developed by any employee, shareholder, affiliate or subcontractor of Seller or any third party (the “Software”) and all contracts and licenses related thereto, including those set forth on Schedule 1.01(h) to this Agreement;

(i)                                     (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to or used in connection with the Line, except for any of the foregoing set forth on Schedule 1.01(i)(a) to this Agreement, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith relating to or used in connection with the Line, (c) all mask works and all applications, registrations, and renewals in connection therewith relating to or used in connection with the Line, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) relating to or used in connection with the Line, except for the process set forth on Schedule 1.01(i)(a) to this Agreement, (e) all other proprietary rights relating to or used in connection with the Line, (f) all copies and tangible embodiments thereof (in whatever form or medium) and (g) all manuals, work instructions, training materials and other documentation exclusively owned and used by Seller in connection therewith, as well as all registrations, applications, continuations, extensions, licenses, filings, and rights with respect to any of the foregoing, including all of the foregoing set forth on Schedule 1.01(i) to this Agreement (the “IC Intellectual Property”); and

(j)                                     all books and records maintained by Seller in connection with the Line, the Customer Accounts or any of the Transferred Assets.

Schedule 1.01 sets forth those assets of the Seller that might reasonably be considered to be “Transferred Assets” pursuant to the language in this Section 1.01 but that Buyer is not purchasing and are excluded from the definition of “Transferred Assets”.

Section 1.02                                Assumption of Liabilities.  Except for Contracts set forth on Schedule 1.01(f) to this Agreement that Buyer agrees to assume, Buyer does not assume and shall have no responsibility whatsoever for any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, or asserted or unasserted (collectively, the “Liabilities”) (i) of Seller, including, but not limited to (a) the Lease (as defined in Section 2.01(d)), (b) any outstanding credit memos to customers or rights of return or warranty for ICs sold by EiC on or prior to the Closing Date, (c) any unpaid invoices for services or products or materials ordered or on order or purchase commitments from, to or with vendors, suppliers, contractors or others on or prior to the Closing Date, a list of which will be provided by EiC to Buyer on the Closing Date and attached to this Agreement as Schedule 1.02, (d) any interests or rights of Seller’s debt, equity or option holders in or against Seller or in or to repayment, profit participation or other distribution from Seller, including, but not limited to any such interests or rights that could be satisfied but for the sale of the Transferred Assets to Buyer on the Closing Date through Seller’s use of the Transferred Assets in the ordinary course of business, distribution of the Transferred Assets to any of the foregoing or sale of the Transferred Assets for consideration in excess of the Purchase Price, (e) any commissions or other payments due to EiC’s representatives, agents or distributors, (f) any benefits, wages, salaries, bonuses or other payments to employees of EiC for all periods prior to the Closing Date, any contributions to any employee benefit plans maintained or contributed to by EiC or any severance or other termination benefits owing to any employee of EiC arising out of or resulting from the sale of the Transferred Assets, or (g) any federal, state or local taxes of Seller on or measured by income, gross receipts or payroll, whether for the period ending as of the Closing Date or any other period or penalties or interest relating thereto, or any other taxes of Seller of any kind or nature or penalties or interest relating thereto, including any taxes arising from the transactions contemplated hereby, or (ii) arising out of or relating in any manner to the ownership, management, operation or use of the Transferred Assets or the Line prior to the Closing Date.

Section 1.03                                Purchase Price.  The price payable to Seller (the “Purchase Price”), subject to the adjustments set forth below, shall be paid as follows:

(a)                                  Closing Consideration.                      The consideration paid by Buyer at Closing shall be as set forth in this Section 1.03(a) (the “Closing Consideration”).  Buyer shall pay Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00) at Closing in immediately available funds, with Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) payable to EiC at a bank designated by EiC and Six Million and No/100 Dollars ($6,000,000.00) payable to EiC Enterprises, at a bank designated by EiC Enterprises, and Four Hundred Forty-Two Thousand Eight Hundred Eighty-Two (442,882) shares of Buyer’s common stock, $0.01 par value per share (the “Common Stock”), One Hundred Eighty-Four Thousand Two Hundred Fifty (184,250) of which shall be issued to EiC and Two Hundred Fifty-Eight Thousand Six Hundred Thirty-Two (258,632) of which shall be issued to EiC Enterprises (together, the “Closing Payment”).  The Closing Consideration shall also include the following, which Buyer shall deposit into escrow as set forth in Section 1.03(b):  (i) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) and (ii) Two Hundred Ninety-Four Thousand One Hundred Eighteen (294,118) shares of Common Stock.

(b)                                 Escrow Deposit.         At Closing, Buyer shall deposit the sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) and Two Hundred Ninety-Four Thousand One Hundred Eighteen (294,118) shares of Common Stock (the “Escrow Deposit”) with the law firm of Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602 (the “Escrow Agent”) pursuant to the terms of that certain escrow agreement in substantially the form attached hereto as Exhibit 1.03(b) (the “Escrow Agreement”).  The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement with respect to any indemnification matter under Article VI of this Agreement.

(c)                                  Inventory Adjustment.                      EiC shall deliver the Inventory to Buyer on the Closing Date at EiC’s sole cost and expense. The title to the Inventory and risk of loss shall pass to Buyer at the time that Buyer accepts delivery of such Inventory, provided however that upon receipt of the Inventory, Buyer shall have sixty (60) days to conduct a physical inventory of the Inventory in order to determine the value of the Inventory and whether any of the Inventory is damaged, obsolete or non-salable.  Buyer shall value the Inventory at the lower of EiC’s acquisition cost or fair market value thereof and EiC shall provide Buyer with supporting documentation of such cost promptly after the Closing Date.  Buyer shall be entitled to keep any damaged, obsolete or non-salable Inventory, but the parties agree that the value of damaged, obsolete or non-salable Inventory shall be zero. Upon the conclusion of the sixty-day period, in the event the Inventory is valued by Buyer at less than Nine Hundred and Twenty-Five Thousand and No/100 Dollars ($925,000.00), EiC shall pay to Buyer, in immediately available funds, an amount equal to Nine Hundred and Twenty-Five Thousand and No/100 Dollars ($925,000.00) less the value of the Inventory that Buyer accepts based upon the lower of EiC’s acquisition cost or fair market value for such Inventory.

(d)                                Earnout Payments.  Provided Seller is not in breach of Article VIII of this Agreement, for the periods set forth in Section 1.03(d)(i) and Section 1.03(d)(ii) below, Buyer shall pay to EiC as set forth in Section 1.03(d)(v) below an earnout payment of up to Seven Million and No/100 Dollars ($7,000,000.00) for each such period pursuant to the following formulas (each an “Earnout Payment” and jointly, the “Earnout Payments”):

i.                                          In the 9 month period beginning with July 1, 2004 and ending March 31, 2005, the Earnout Payment shall equal $7,000,000 multiplied by ([0.0075 multiplied by the revenue target percentage of target achieved in the chart below] + [0.0025 multiplied by the gross margin target percentage of target achieved in the chart below]). Linear interpolation shall be used to determine the percentage of target achieved for revenue and gross margins that are between the break points listed in the table.  The revenue and gross margin percentages achieved and the targets associated therewith are as follows:

Revenue Targets
Percentage of target achieved (%)	Revenue (Millions)
100	$	***
75	$	***
50	$	***
10	$	***
0	<$	***

Gross Margin Targets (excluding equipment depreciation)
Percentage of target achieved (%)	Gross Margin (Millions)
100	$	***
75	$	***
50	$	***
0	<$	***

ii.                                       In the 12 month period beginning with April 1, 2005 and ending March 31, 2006, the Earnout Payment shall equal $7,000,000 multiplied by ([0.0050 multiplied by the revenue target percentage of target achieved in the chart below] + [0.0050 multiplied by the HVHBT PA revenue target percentage of target achieved in the chart below]). Linear interpolation shall be used to determine the percentage of target achieved for revenue

***         CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

that is between the break points listed in the table. The revenue percentages achieved and the targets associated therewith are as follows:

Revenue Targets (excludes HVHBT Revenue)
Percentage of target achieved (%)	Revenue (Millions)
100	$	***
75	$	***
50	$	***
10	$	***
0	<$	***

HVHBT Revenue Targets
Percentage of target achieved (%)	Revenue (Millions)
100	$	***
75	$	***
50	$	***
10	$	***
0	<$	***

iii.                                    “Revenue,” shall be calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) as historically applied by Buyer, as set forth on Exhibit 1.03(d)(iii).  References on such exhibit to “infrastructure products” are references to the infrastructure products set forth on Schedule 1.03(d) to this Agreement, provided, that Schedule 1.03(d) shall be amended by mutual agreement of Buyer and EiC in writing from time to time after the Closing Date to add new products as the IC Intellectual Property is used by Buyer to develop new products.

iv.                                   “Gross Margin” shall be calculated in accordance with GAAP as historically applied by Buyer, as set forth on Exhibit 1.03(d)(iv).

v.                                      Buyer shall pay EiC the Earnout Payments, if earned, ninety percent (90%) in Buyer’s Common Stock and ten percent (10%) in cash, within the time periods specified in Section 1.03(e) below. The number of shares of Common Stock to be delivered shall be determined by dividing the value in dollars of the portion of the Earnout Payment payable in Buyer’s Common Stock by the average closing price of the Common Stock, as quoted on the NASDAQ National Market, during the ten (10) consecutive trading days ending one (1) trading day before the end of the period covered by the Earnout Payment, provided, however, that in the event that the calculation of the average closing price results in a price for the first Earnout Payment that would be less than $5.00 or for the second Earnout

***         CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Payment that would be less than $6.00, then Buyer, at its option, in its sole discretion, may elect to pay the Earnout Payment part or all in cash and the balance, if any, in shares of Common Stock.

vi.                                   EiC and EiC Enterprises shall each execute a lock-up agreement in substantially the form of Exhibit 1.03(d)(vi) with respect to the Common Stock issuable in connection with the Closing Payment, the Escrow Deposit and the Earnout Payments (the “Seller Lock-up Agreement”).

(e)                                  Buyer shall provide EiC with a written statement of its calculation (the “Calculation Statement”) of each Earnout Payment as soon as practicable but in any event within forty-five (45) days after the end of the period covered by the relevant Earnout Payment.  The Earnout Payments (or that portion that is not subject to a disagreement) shall be payable within (i) thirty (30) days after receipt by Buyer of notice from EiC that EiC has accepted the Calculation Statement (an “Acceptance Notice”), (ii) five (5) days of expiration of the period during which a Dispute Notice (as defined below) may be delivered if neither a Dispute Notice nor an Acceptance Notice is delivered, or (iii) thirty (30) days of the resolution of any disagreement pursuant to Section 1.03(f), as the case may be.

(f)                                    Following the delivery of the Calculation Statement, Buyer will allow EiC and its representatives, upon reasonable advance notice, reasonable access during regular business hours to all work papers, books and records and all additional information used in preparing the Calculation Statement and will make Buyer’s officers, employees and independent certified public accountants reasonably available to discuss such papers, books, records and information.  In the event that EiC disagrees with the Calculation Statement, it shall notify (the “Dispute Notice”) Buyer in writing within thirty (30) days after receipt of the Calculation Statement of such disagreement, stating the facts of the disagreement and EiC’s calculation of the Earnout Payment, and including therewith a copy of any financial information used in making the calculation other than that information previously provided by Buyer.  If a Dispute Notice is not given within such thirty (30) day period, then the Calculation Statement shall be deemed to be binding and conclusive.  In the event a Dispute Notice is timely given, EiC and Buyer shall meet and attempt in good faith to resolve the items or amounts in dispute.  If EiC and Buyer are unable to reach an agreement within thirty (30) days after receipt of the Dispute Notice, the parties will retain a “Big 4” accounting firm unaffiliated with either Buyer or EiC during the two (2) years prior to the date of the Dispute Notice (the “Accounting Referee”) to review the disputed items or amounts and compute the disputed portion of the Earnout Payment due, if any.  In making its calculation, the Accounting Referee shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts).  Such determination shall be made within thirty (30) days after the date on which the Accounting Referee begins its review and shall be conclusive and binding on the parties.  The fees, costs and expenses of the Accounting Referee shall be borne by the party whose calculation of the Earnout Payment is furthest from the Accounting Referee’s calculation.

(g)                                 Buyer shall not intentionally undertake any act in bad faith that is designed specifically to reduce or eliminate the Earnout Payments (a “Bad Faith Act”). Notwithstanding anything to the contrary, EiC acknowledges that Buyer is obligated and intends to operate its business in the manner it determines to maximize its stockholder value. If Buyer undertakes a Bad Faith Act and such Bad Faith Act materially adversely affects the Earnout Payments, Buyer shall pay to EiC the amount of the reduction to the Earnout Payments caused specifically and directly by such Bad Faith Act. Nothing in this subsection (g) shall limit the remedies otherwise available to EiC.

Section 1.04                                Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets as set forth on Schedule 1.04, which is to be agreed upon by the parties and attached hereto on the Closing Date. Each of Seller and Buyer agrees that it will not take a position that is in any way inconsistent with such allocation on any income tax return, before any government agency charged with the collection of any income tax or in any judicial proceeding.

Section 1.05                                Closing.  Unless this Agreement is terminated prior to the Closing Date (as defined below), the closing of the purchase and sale of the Transferred Assets (the “Closing”) shall take place on or before the end of the third business day after the end of the Due Diligence Period (as defined in Section 5.02(a) herein) (the “Closing Date”), at the offices of Buyer, unless another date or place is agreed to in writing by the parties hereto. At the Closing, Seller shall deliver or cause to be delivered to Buyer the certificates, documents and instruments described in Section 5.02, and Buyer shall deliver or cause to be delivered to Seller the certificates, documents and instruments described in Section 5.03.

Article II.

REPRESENTATIONS AND WARRANTIES

Section 2.01                                Representations and Warranties of EiC and EiC Enterprises. EiC and EiC Enterprises hereby represent and warrant to Buyer that the statements contained in this Section 2.01 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.01), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.01.

(a)                                  Organization. EiC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

(b)                                 Binding Obligation. EiC has all requisite corporate power and authority (other than the approval of EiC Enterprises’ shareholders) to enter into and perform its obligations under this Agreement and the agreements to be entered into by EiC in connection with this Agreement, including, without limitation, those identified in Article III hereof (collectively, the “Transaction Agreements”), and to carry out the transactions contemplated hereby and thereby. All of the directors serving on the Board of Directors of EiC, all of the shareholders of EiC, and all of the directors serving on the Board of Directors of EiC Enterprises have duly authorized the execution and delivery of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and, no other corporate proceedings on the part of EiC are necessary to authorize this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby. This Agreement and the Transaction Agreements have been duly executed and delivered by EiC and constitute a valid and binding obligation of EiC enforceable in accordance with their terms. The execution, delivery and performance by EiC of this Agreement and the Transaction Agreements, and the consummation by EiC of the transactions contemplated in this Agreement and the Transaction Agreements, do not and shall not directly or indirectly (with or without notice or lapse of time) (i) conflict in any material respect with or result in any material violation of, or material default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (A) any provision of the certificate of incorporation or bylaws of EiC, (B) any Transferred Assets, (C) the Real Estate Lease, (D) any agreement, indenture, note, bond, mortgage, deed of trust, lease, security, license, permit or instrument to which EiC is a party or to which any of its assets is subject, or (E) any judgment, order, decree or Law (as defined herein) applicable to EiC or any of its properties or assets (tangible and intangible), (ii) result in the creation or imposition of any Encumbrance (as defined herein) on any of the Transferred Assets, or (iii) except as set forth on Schedule 2.01(j) hereto, require any consent, approval or other action of, notice to, or filing with any person or entity (governmental or private) except for those that have been obtained or made.

(c)                                  Title to Personal Property. Except as set forth on Schedule 2.01(c) hereto, EiC and EiC Enterprises have good and marketable title to, or a valid leasehold interest in, the Transferred Assets, free and clear of all security interests, liens or restrictions on transfer, in each case free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or restrictions of any nature whatsoever (“Encumbrances”), and at the Closing shall transfer the assets with clear title to Buyer.  Prior to the Closing, EiC and EiC Enterprises shall provide Buyer with a certified UCC-1 title check. Except as set forth on Schedule 2.01(c) hereto, the Transferred Assets are all of the assets necessary for the conduct of the business of the Line as presently conducted and as presently proposed to be conducted by Buyer. Except as set forth on Schedule 2.01(c) hereto, each of the Transferred Assets has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(d)                                 Real Property.  EiC owns no real property related to the Line or which would constitute part of the Transferred Assets as defined herein. Schedule 2.01(d)

identifies the lease (“Lease”) for the real property leased by EiC on which the Transferred Assets are located (the “Leased Real Property”).  EiC represents and warrants to Buyer that (i) the Lease has not been amended or modified and is in full force and effect, (ii) EiC has received no notice of any claim by Mission West Properties, L.P. (the “Landlord”) that EiC is in default or breach of any of the provisions of the Lease and has neither given nor received a notice of default pursuant to the Lease, (iii) to EiC’s knowledge, EiC is not in default or breach of any of the provisions of the Lease and (iv) to EiC’s knowledge, Landlord is not in default or breach of any of the provisions of the Lease.  The Leased Real Property and all improvements thereon (A) comply with and are operated in accordance with applicable Laws (as defined herein) and covenants, conditions, restrictions and easements affecting the Leased Real Property and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the operation of the Transferred Assets and the Line as currently conducted.  To the knowledge of EiC, there is no condemnation or appropriation proceeding pending or threatened against any of such real property or any of the improvements thereon.  True and correct copies of documents under which the Leased Real Property is leased, subleased (to or by EiC or otherwise), utilized, and/or operated (the “Lease Documents”) have been delivered to Buyer.  Other than as contemplated herein, the Lease Documents are unmodified and there are no other agreements between EiC and any other party relating to the use and occupancy of the Leased Real Property.

(e)                                  Contracts. Attached hereto as Schedule 2.01(e) is a list of all contracts, commitments and agreements of EiC related to the Line.  Correct and complete copies of all such contracts, commitments and agreements have been provided to Buyer. All such contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms and neither EiC nor, to the knowledge of EiC, any other party thereto, is in breach or default in any material respect of any of the terms thereof nor is there any circumstance, event or condition existing that with the giving of notice, the passage of time, or both, would constitute a material default under any such contract.  All contracts are in the name of EiC, and all contracts will be effectively transferred to Buyer at the time of the Closing in the event that Buyer agrees to assume such contracts and include them as Contracts set forth in Schedule 1.01(f) to this Agreement. There are no development, licensing, royalty, franchise agreements, partnership or joint venture agreements relating to the Line other than as set forth on Schedule 2.01(e). Other than letters of intent or the like entered into with potential purchasers of the Seller or its assets with whom Seller is no longer in discussions (the “Letters of Intent”), which Letters of Intent contain confidentiality provisions, there are no agreements relating to the Line concerning confidentiality or non-competition to which EiC is a party or under which EiC may be bound. Other than the Letters of Intent and other than with regard to this Agreement, there are no agreements relating to any acquisition or disposition of the Transferred Assets or any other agreements, contracts or commitments relating to the Transferred Assets which are material to the Line. Except as set forth on

Schedule 2.01(e) hereto, there are no service, warranty and other similar arrangements or agreements relating to the Line or the Transferred Assets. EiC is not a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by EiC of all of the terms and conditions of the Transaction Agreements or compliance with any of its obligations hereunder or thereunder.

(f)                                    Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the knowledge of EiC, threatened by or against or affecting EiC or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement, the Transaction Agreements or the Transferred Assets or Buyer’s right to use such Transferred Assets.

(g)                                 Absence of Changes or Events. Since December 31, 2003, the business of EiC has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of EiC or the value or condition of the Transferred Assets.  In addition, EiC is not aware of: (i) any facts indicating that any of EiC’s customers, vendors or principals related to the Line intend to cease doing business with EiC, (ii) any reason why any of its current customers would refuse or cease to purchase ICs of the Line from Buyer after the Closing, or (iii) any reason why any of its present customers would reduce the amount of ICs of the Line which such customers have on average conducted with EiC during the last 12 months. Except as set forth in the financial statements delivered by EiC to the Buyer as set forth in Section 2.01(m), there have been no material reserves, write-downs and write-offs in the last six months relating to the Line.

(h)                                 Customer Base.  Attached hereto as Schedule 2.01(h) is a list containing the name, address, and account number, of each customer of EiC that has purchased products of the Line since September 2001.  All such information is correct and complete in all material respects.

(i)                                     Compliance with Laws. Except as set forth on Schedule 2.01(i) hereto, EiC is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders, judgments, codes, requirements, treaties, directives and decrees (collectively, the “Laws”) of each and every governmental or regulatory authority, entity or agency (collectively, “Governmental Authority”) applicable to it and the Line.  EiC has not received any notice or other communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Laws or Permits (as defined below) and there does not exist any reasonable basis for any claim of material default under or material violation of any such Laws or Permits (as defined below).  EiC is not aware of any allegations or claims that EiC is acting in violation in any material respect of any of the permits, licenses, approvals, registrations, authorizations or certificates (collectively, the “Permits”) required to operate the Line.

(j)                                     Third Party Consents.  Except as set forth on Schedule 2.01(j) hereto, no third party consents, approvals or waivers are required for the lawful consummation of the transactions contemplated hereby.

(k)                                  No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm acting on behalf of EiC is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(l)                                     Employees; Labor Matters. There are no plans of EiC in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which Buyer shall become liable as a result of the transactions contemplated hereby.  Seller previously delivered to Buyer a list of all employees of EiC as of the date hereof (“Employees”), indicating each Employee’s full or part-time status and position, and Seller hereby represents and warrants to Buyer that such list is true, complete and accurate.

(m)                               Financial Statements. Attached hereto as Schedule 2.01(m) is the consolidated audited balance sheet of Seller at December 31, 2003 (the “Base Balance Sheet”), and the related consolidated audited statements of income and cash flows for the 12-month period then ended, the reviewed consolidated balance sheet of Seller at March 31, 2004 (the “Interim Balance Sheet”) and the related unreviewed, unaudited consolidated statements of income and cash flows, and the unreviewed, unaudited consolidated balance sheet of Seller at April 30, 2004 and the related unreviewed, unaudited consolidated statements of income and cash flow. As they become available, but no later than the end of the Due Diligence Period (as defined in Section 5.02(a) herein), Seller shall deliver to Buyer monthly consolidated financial statements in a form reasonably satisfactory to Buyer for May 2004, which financial statements shall be prepared on a consistent basis with the consolidated financial statements described above.  All of such consolidated financial statements (i) except as set forth in Schedule 2.01(m), have been prepared in accordance with GAAP applied consistently during the periods covered thereby, (ii) are complete and correct in all material respects and present fairly in all material respects the financial condition of Seller’s business at the dates of said statements and the results of its operations for the periods covered thereby, (iii) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the periods then ended and all prior periods, and (iv) with respect to contracts and commitments for the sale of products or other goods or services by Seller, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.  Except as set forth in Schedule 2.01(m) attached hereto, as of the date of the Base Balance Sheet, Seller had no Liabilities of any nature, except Liabilities stated or adequately reserved against on the Base Balance Sheet (only to the extent of the amount provided for therein).

(n)                                 Undisclosed Liabilities. EiC has no liability arising out of or relating in any manner to the ownership, management, operation or use of the Transferred Assets or the Line (and to the knowledge of EiC there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth on the face of the financial statements delivered to Buyer and (ii) liabilities which have arisen after the date of such financial statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(o)                                 Taxes. Except as set forth on Schedule 2.01(o) hereto, EiC has filed, or prior to the Closing will file, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns, information returns, forms, reports, declarations and all other tax reports and returns (collectively, “Returns”) which are required to be filed by it through the Closing Date or that may affect title to any Transferred Asset. Each Return is true, correct and complete and accurately reflects or will fully and accurately reflect all required and appropriate liability for taxes of EiC for the periods covered thereby and no Return has been amended.  All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments, including estimated taxes and interest and penalties (collectively, “Taxes”), payable by or due from EiC have been, or prior to the Closing will be, fully and timely paid or fully provided for in the books and records of EiC except for such Taxes which are being contested in good faith, by appropriate proceedings, and as to which adequate reserves (determined in accordance with generally accepted accounting principles consistently applied) have been provided in Seller’s consolidated financial statements.  EiC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the filing of any Return or the payment of any Tax assessment or deficiency. All Taxes that EiC is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority.

(p)                                 Intellectual Property.

i.                                          Schedule 2.01(p) contains a list of all of Seller’s intellectual property, including, but not limited to the IC Intellectual Property owned by Seller (together, the “Seller Intellectual Property”) including all trademarks, service marks, trade names, copyrights, processes and patents owned by Seller and related to the Transferred Assets, and except for such listed Seller Intellectual Property, Seller does not own, hold, use, or have pending any trademarks, service marks, trade names, copyrights, processes or patents in connection with the operation of the Transferred Assets.

ii.                                       Except as set forth on Schedule 2.01(p) hereto, the Transferred Assets include all of the intellectual property necessary for the operation of the Line as presently conducted, including the manufacture and sale of the

ICs.  Seller owns or has the right to use pursuant to license, sublicense, agreement or permission, all IC Intellectual Property.  Each item of IC Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary and desirable action to maintain and protect each item of IC Intellectual Property that it owns or uses.

iii.                                    Seller has not, to its knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties in its use or development of the IC Intellectual Property or in its operation of the Line, and Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party in its use or development of the IC Intellectual Property or in its operation of the Line).  To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

iv.                                   Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of either the transactions contemplated by this Agreement or the continued operation of the Line by Buyer as presently conducted.

v.                                      Seller has not sold, leased, licensed, divested, distributed or otherwise transferred, whether in whole or in part in one or more transactions or occasions, any of the IC Intellectual Property to any person or entered into any sharing arrangement, joint venture or other arrangement with any person with respect to any aspect of the IC Intellectual Property.

(q)                                 Permits and Licenses.  Set forth on Schedule 2.01(q) is a list of all Permits held by EiC which relate to, or is used in connection with, the Transferred Assets.  Such Permits constitute all the Permits necessary or required for the ownership and operation of the Transferred Assets and the operation of the Line.  Each of such Permits is in full force and effect, EiC is in compliance with all its obligations with respect thereto, and, to the best knowledge of EiC, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof.  Except as disclosed on Schedule 2.01(q), no notice has been issued by any governmental entity and no proceeding is pending or, to the best knowledge of EiC, threatened with respect to any alleged failure by EiC to have any Permit.  No sharing arrangement, joint venture or other arrangement with any person exists with respect to any Permit.

(r)                                    Tangible Assets. EiC owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Line as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.  The Transferred Assets include all of the tangible assets necessary for the operation of the Line as presently conducted, including the manufacture and sale of ICs of the Line.

(s)                                  Notes and Accounts Receivable. All notes and accounts receivable of EiC related to the Line or to the sale of ICs of the Line reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims (other than in the ordinary course of business), are current and collectible, and to the knowledge of EiC, will be collected in accordance with their terms at their recorded amounts.

(t)                                    Product Liability. EiC has no liability (and to the knowledge of EiC there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by EiC, including the ICs.

(u)                                 Environmental Representations.

i.                                          For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

a.                                       “Disposal Site” is a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than the Leased Real Property receiving Hazardous Materials used or generated by the operation of the Line or the Transferred Assets.

b.                                      “Environmental Laws” are all applicable Laws (including common law nuisance and trespass), promulgated by any Governmental Authority that prohibit, regulate or control any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act, all as amended at any time.

c.                                       “Hazardous Material” is any material, waste or substance that is designated or defined by any Governmental Authority to be “radioactive”, “toxic, “ “hazardous” or a “pollutant.”

d.                                      “Hazardous Materials Activity” is (i) the transportation, recycling, storage, use, generation, handling, treatment or disposal of any Hazardous Material, and (ii) the sale, distribution or manufacture of any product or waste containing a Hazardous Material to the extent a Governmental Authority prohibits or regulates the sale, distribution or manufacture of such products in order to protect the environment, including, without limitation, Proposition 65 (California Health and Safety Code Section 25249.5 et. seq.) and provisions of the federal Clean Air Act regulating the manufacture of products containing Ozone Depleting Substances.

e.                                       “EiC’s Retained Environmental Liabilities” shall mean any liability, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any party with respect to: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of the Leased Real Property (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on the Leased Real Property prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the Transferred Assets or the Line (“Pre-Closing Hazardous Materials Activities”); (iv) the violation of any Environmental Laws by EiC or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vii) any of the foregoing to the extent they continue after the Closing Date.

ii.                                       Except as set forth on Schedule 2.01(u) hereto, EiC and EiC Enterprises hereby represent and warrant to Buyer that:

a.                                       As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject EiC to liability and except as set forth on Schedule 2.01(u)(ii)(a), no Hazardous Materials are present on the Leased Real Property.  There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on the Leased Real Property.

b.                                      EiC has not received any written notice, claim or demand alleging that the Hazardous Materials Activities of EiC relating in any manner to the operation of the Leased Real Property has resulted in the exposure of any person to a Hazardous Material in a manner that has caused an adverse health effect to such person.

c.                                       No circumstances exist which could cause any Permit relating to Hazardous Materials Activities necessary for the operation of the Leased Real Property, Transferred Assets or the Line (“Environmental Permits”) to be revoked, modified, or rendered non-renewable upon payment of the permit fee.  All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which EiC is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Buyer.

d.                                      No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of EiC’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of EiC relating to the Leased Real Property, the Transferred Assets or the Line.

e.                                       EiC has transported for disposal Hazardous Materials only to those Disposal Sites set forth in Schedule 2.01(u)(ii)(e); and, to the knowledge of EiC, no action, proceeding, liability or claim exists or is threatened against any Disposal Site or against EiC with respect to any such transport for disposal of Hazardous Materials relating to the Transferred Assets or the Line to a Disposal Site which could reasonably be expected to subject EiC to liability.

f.                                         EiC is not aware of any fact or circumstance, that could result in any EiC’s Retained Environmental Liabilities that could reasonably be expected to result in a material adverse effect on the Transferred Assets or the Line.  EiC has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of EiC relating in any manner to the Transferred Assets or the Line.

g.                                      EiC has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in EiC’s possession concerning the Hazardous Materials Activities of EiC relating to the Leased Real Property, the Transferred Assets or the Line and all environmental audits and environmental assessments of the Leased Real Property conducted at the request of, or otherwise in the possession of EiC.  EiC has complied with all environmental disclosure obligations imposed by applicable Laws with respect to this transaction.

(v)                                 Investment Representations.

i.                                          EiC and EiC Enterprises understand that the Common Stock which may comprise a portion of the Purchase Price will not, when issued, be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant to Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of Buyer on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgments of EiC and EiC Enterprises set forth in this Section.

ii.                                       EiC and EiC Enterprises represent and warrant that EiC and EiC Enterprises are “accredited investors” as defined under the Securities Act. EiC and EiC Enterprises further represent, covenant and warrant to Buyer that they shall neither distribute the Common Stock to their shareholders, except as contemplated by this Agreement or the Change of Control Agreements (as defined herein), nor take any action with regard to the foregoing, at any time: (1) prior to the first anniversary of the Closing Date with respect to the Closing Consideration and (2) as set forth in the Seller Lock-up Agreement with respect to the Escrow Deposit and the Earnout Payments.  EiC and EiC Enterprises shall not liquidate or dissolve prior to March 1, 2007.

iii.                                    EiC and EiC Enterprises represent and warrant that the Common Stock to be acquired by EiC and EiC Enterprises upon consummation of the transactions described in this Agreement will be acquired by EiC and EiC Enterprises for EiC’s and EiC Enterprises’ own accounts, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, or the Change of Control Agreements (as defined herein), and that EiC and EiC Enterprises will not distribute any of the Common Stock in violation of the Securities Act. The certificates representing the Common Stock shall bear restrictive legends in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS.

TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A LOCKUP AGREEMENT.”

In addition, the Common Stock shall bear any legend required by the securities or “Blue Sky” laws of any state where EiC and EiC Enterprises reside as well as any other legend deemed appropriate by Buyer or its counsel.

iv.                                   EiC and EiC Enterprises represent and warrant that the addresses set forth below in Section 9.08 are EiC’s and EiC Enterprises’ principal places of business.

v.                                      EiC and EiC Enterprises (i) acknowledge that the Common Stock issued to EiC and EiC Enterprises at the Closing must be held indefinitely by EiC and EiC Enterprises unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) are aware that any routine sales of Common Stock made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) are aware that Rule 144 is not currently available for use by EiC or EiC Enterprises for resale of any of the Common Stock to be acquired by EiC and EiC Enterprises upon consummation of the transactions described in this Agreement.

vi.                                   EiC and EiC Enterprises represent and warrant to Buyer that EiC and EiC Enterprises, either alone or together with the assistance of EiC’s and EiC Enterprises’ professional advisors, have such knowledge and experience in financial and business matters such that EiC and EiC Enterprises are capable of evaluating the merits and risks of EiC’s and EiC Enterprises’ investment in any of the Common Stock to be acquired by EiC and EiC Enterprises upon consummation of the transactions described in this Agreement.

vii.                                EiC and EiC Enterprises confirm that EiC and EiC Enterprises have had the opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of EiC’s and EiC Enterprises’ investment in the Common Stock, and EiC and EiC Enterprises have received to the satisfaction of EiC and EiC Enterprises, such additional information, in addition to that set forth herein, about Buyer’s operations and the terms and conditions of the offering as EiC and EiC Enterprises have requested. EiC and EiC Enterprises acknowledge that they have reviewed the Buyer’s most recent securities filings, including its most recent Form 10-Q and Form 10-K.

viii.                             In order to ensure compliance with the provisions of Section 2.01(v) hereof, EiC and EiC Enterprises agree that after the Closing EiC and EiC Enterprises will not sell or otherwise transfer or dispose of Common Stock or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by EiC and EiC Enterprises:

a.                                       Buyer shall have received a written legal opinion from EiC’s and EiC Enterprises’ legal counsel, which opinion and counsel shall be satisfactory to Buyer in the exercise of its reasonable judgment, or a copy of a “no-action” or interpretive letter of the Securities and Exchange Commission (the “SEC”) specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

b.                                      Buyer shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder;

provided, however, that if the requested transfer is to be made pursuant to Rule 144 and Rule 144 actually permits such transfer, Seller shall not be required to prepare, provide or pay for the legal opinion required to make such transfer but instead, upon the receipt of all appropriate documentation necessary for Buyer’s counsel to prepare the requisite legal opinion, Buyer shall instruct its counsel to prepare such legal opinion and shall bear the cost of such counsel.

EiC and EiC Enterprises also agree that the certificates or instruments representing the Common Stock to be issued to EiC and EiC Enterprises pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to Buyer’s transfer agent, if any, provided that this Section 2.01(v) shall no longer be applicable to any Common Stock following its transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act. Buyer shall execute a Registration Rights Agreement in substantially the form attached as Exhibit 2.01(v) with respect to the Common Stock issuable in connection with the Closing Payment (the “Registration Rights Agreement”). EiC and EiC Enterprises acknowledge that Buyer has no obligation to register the resale of the Common Stock which EiC and EiC Enterprises may receive as part of the Earnout Payments or return of the Escrow Deposit.

Section 2.02                                Representations and Warranties of EiC Enterprises. EiC Enterprises hereby represents and warrants to Buyer that the statements contained in this Section 2.02 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.02), except as set forth in the disclosure schedule accompanying this Agreement and initialed by EiC Enterprises and the Buyer (the “EiC Enterprises Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.02.

(a)                                  Organization. EiC Enterprises is a corporation duly organized, validly existing and in good standing under the laws of its country of incorporation and is duly qualified to transact business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

(b)                                 Binding Obligation. EiC Enterprises has all requisite corporate power and authority (other than the approval of EiC Enterprises’ shareholders) to enter into and perform its obligations under this Agreement and the agreements to be entered into by EiC Enterprises in connection with this Agreement, including, without limitation, those identified in Article III hereof (collectively, the “Transaction Agreements”) and to carry out the transactions contemplated hereby and thereby. All of the directors serving on the Board of Directors of EiC Enterprises have duly authorized the execution and delivery of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and, no other corporate proceedings (other than the approval of EiC Enterprises’ shareholders) on the part of EiC Enterprises are necessary to authorize this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby. Holders of at least sixty-seven percent (67%) of the capital stock of EiC Enterprises have entered into voting agreements in a form acceptable to Buyer pursuant to which they have agreed to vote their shares in favor of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and such shareholders shall not withdraw or terminate such agreements prior to the Closing.  EiC Enterprises has provided copies of all executed voting agreements to Buyer.  This Agreement and the Transaction Agreements have been duly executed and delivered by EiC Enterprises and constitute a valid and binding obligation of EiC Enterprises enforceable (contingent upon EiC Enterprises obtaining shareholder approval) in accordance with their terms. The execution, delivery and performance by EiC Enterprises of this Agreement and the Transaction Agreements, and the consummation by EiC Enterprises of the transactions contemplated in this Agreement and the Transaction Agreements, do not and shall not directly or indirectly (with or without notice or lapse of time) (i) conflict in any material respect with or result in any material violation of, or material default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (A) any provision of the certificate of incorporation or bye-laws of EiC Enterprises, (B) any Transferred Assets, (C) any agreement, indenture, note, bond, mortgage, deed of trust, lease, security, license, permit or instrument to which EiC Enterprises is a party or to which any of its assets is subject, or (D) any judgment, order, decree or Law (as defined herein) applicable to EiC Enterprises or any of its properties or assets (tangible and intangible), (ii) result in the creation or imposition of any

Encumbrance (as defined herein) on any of the Transferred Assets, or (iii) except as set forth on Schedule 2.02(h) hereto, require any consent, approval or other action of, notice to, or filing with any person or entity (governmental or private) except for those that have been obtained or made.

(c)                                  Real Property. EiC Enterprises neither owns nor leases any real property related to the Line or which would constitute part of the Transferred Assets as defined herein.

(d)                                 Contracts. Attached hereto as Schedule 2.02(d) is a list of all contracts, commitments and agreements of EiC Enterprises related to the Line.  Correct and complete copies of all such contracts, commitments and agreements have been provided to Buyer. All contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms and neither EiC Enterprises nor, to the knowledge of EiC Enterprises, any other party thereto, is in breach or default in any material respect of any of the terms thereof nor is there any circumstance, event or condition existing that with the giving of notice, the passage of time, or both, would constitute a material default under any contract.  All contracts are in the name of EiC Enterprises, and all contracts will be effectively transferred to Buyer at the time of the Closing in the event that Buyer agrees to assume such contracts and include them as Contracts set forth in Schedule 1.01(f) to this Agreement. There are no development, licensing, royalty, franchise agreements, partnership or joint venture agreements relating to the Line other than as set forth on Schedule 2.02(d). There are no agreements relating to the Line concerning confidentiality or non-competition to which EiC Enterprises is a party or under which EiC Enterprises may be bound. Other than with regard to this Agreement, there are no agreements relating to any acquisition or disposition of the Transferred Assets or any other agreements, contracts or commitments relating to the Transferred Assets which are material to the Line. There are no service, warranty and other similar arrangements or agreements relating to the Line or the Transferred Assets. EiC Enterprises is not a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by EiC Enterprises of all of the terms and conditions of the Transaction Agreements or compliance with any of its obligations hereunder or thereunder.

(e)                                  Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the knowledge of EiC Enterprises, threatened by or against or affecting EiC Enterprises or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement, the Transaction Agreements or the Transferred Assets or Buyer’s right to use such Transferred Assets.

(f)                                    Absence of Changes or Events. Since December 31, 2003, the business of EiC Enterprises has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of EiC Enterprises or the value or condition of the Transferred Assets.

(g)                                 Compliance with Laws. Except as set forth on Schedule 2.02(g) hereto, EiC Enterprises is in compliance in all material respects with all applicable Laws of each Governmental Authority applicable to it and the Line.  EiC Enterprises has not received any notice or other communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Laws or Permits and there does not exist any reasonable basis for any claim of material default under or material violation of any such Laws or Permits.  EiC Enterprises is not aware of any allegations or claims that EiC Enterprises is acting in violation in any material respect of any of the Permits required to operate the Line.

(h)                                 Third Party Consents.  No third party consents, approvals or waivers are required for the lawful consummation of the transactions contemplated hereby.

(i)                                     No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm acting on behalf of EiC Enterprises is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(j)                                     Employees; Labor Matters. EiC Enterprises does not employ or otherwise contract with any persons that provide services in connection with operation of the Line.

(k)                                  Undisclosed Liabilities. EiC Enterprises has no liability arising out of or relating in any manner to the ownership, management, operation or use of the Transferred Assets or the Line (and to the knowledge of EiC Enterprises there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth on the face of the financial statements delivered to Buyer and (ii) liabilities which have arisen after the date of such financial statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(l)                                     Taxes. EiC Enterprises has filed, or prior to the Closing will file, within the times and within the manner prescribed by law, all Returns which are required to be filed by it through the Closing Date or that may affect title to any Transferred Asset. Each Return is true, correct and complete and accurately reflects or will fully and accurately reflect all required and appropriate liability for taxes of EiC Enterprises for the periods covered thereby and no Return has been amended.  All Taxes payable by or due from EiC Enterprises have been, or prior to the Closing will be, fully and timely paid or fully provided for in the books and records of EiC Enterprises except for such Taxes which are being contested in good faith, by appropriate proceedings, and as to which adequate reserves (determined in accordance with generally accepted accounting principles consistently applied) have been provided in Seller’s consolidated financial statements.  EiC Enterprises has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the filing of any Return or the payment of any Tax assessment or deficiency. All Taxes that EiC Enterprises is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority.

Section 2.03                                Representations and Warranties of Buyer. Buyer represents and warrants to, and agrees with, EiC and EiC Enterprises that the statements contained in this Section 2.03 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.03).

(a)                                  Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate the assets used in its business and to carry on the business, affairs and operations of the Buyer as now conducted.

(b)                                 Binding Obligation. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Agreements. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, have been duly and properly taken. This Agreement and the Transaction Agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements do not and shall not directly or indirectly (with or without notice or lapse of time) (i) conflict in any material respect with, or result in any material violation of, or any material default under, or give rise to any right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (A) any provision of the certificate of incorporation or bylaws of Buyer, (B) any agreement, indenture, note, bond, mortgage, deed of trust, lease, security, license, permit, or instrument to which Buyer is a party, or to which it or any of its assets is subject, (C) any judgment, order, decree or Law (as defined herein) applicable to Buyer or any of its properties or assets (tangible and intangible), (ii) result in the creation or imposition of any Encumbrance (as defined herein) on any asset of the Buyer, or (iii) require any consent, approval or other action of, notice to, or filing with any person or entity (governmental or private) by Buyer except for those that have been obtained or made.

(c)                                  Third Party Consents.  Except as set forth on Schedule 2.03(c), no third party consents, approvals or waivers are required for the lawful consummation by Buyer of the transactions contemplated hereby.

(d)                                 Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or the Transaction Agreements.

(e)                                  No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm acting on behalf of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(f)                                    Valid Issuance.  The Common Stock of Buyer to be issued pursuant to the transactions contemplated herein will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Buyer’s certificate of incorporation or bylaws or any agreement to which Buyer is a party or is bound.

(g)                                 SEC Filings.  Buyer has filed all forms, reports and documents required to be filed with the SEC (collectively, the “SEC Reports”).  The SEC Reports (i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Buyer makes no representation or warranty whatsoever concerning the SEC Reports as of any time other than the time they were filed.

Article III.

ADDITIONAL AGREEMENTS

Section 3.01                                License to EiC.  At the Closing, Buyer and EiC will enter into a license agreement in substantially the form attached as Exhibit 3.01 to this Agreement with respect to the patent set forth on Schedule 3.01 to this Agreement (the “Seller License Agreement”).

Section 3.02           Licenses to Buyer.  At the Closing, Buyer and EiC Enterprises will enter into a license agreement in substantially the form attached as Exhibit 3.02(a) to this Agreement with respect to the patents and process set forth on Schedule 3.02 to this Agreement (the “Buyer/EiC Enterprises License Agreement”) and Buyer and EiC will enter into a license agreement in substantially the form attached as Exhibit 3.02(b) to this Agreement with respect to EiC’s trademarks and the like relating to or used in connection with the Line (the “Trademark License Agreement”).

Section 3.03                                Supply Agreement.  At the Closing, the Buyer and EiC will enter into a supply agreement in substantially the form attached as Exhibit 3.03 to this Agreement (the “Supply Agreement”).

Section 3.04                                Eutrend Services Agreement.  At the Closing, EiC shall cause Eutrend Technology, Inc. (“Eutrend”) to enter into a services agreement in substantially the form attached as Exhibit 3.04 to this Agreement (the “Eutrend Services Agreement”).

Section 3.05                                Product Claims and Returns.  EiC shall be responsible for customer claims relating to services rendered by EiC prior to the Closing Date, and customer claims relating to, or returns of, products of EiC sold by EiC prior to the Closing Date.  If a customer makes a claim or seeks a return and, in the judgment of Buyer after consultation with EiC the claim or return is proper, Buyer shall replace or repair, as the case may be, the services rendered or the product purchased at Buyer’s then prevailing prices and labor rates.  EiC shall reimburse Buyer for such repairs or returns promptly after they are made or processed, as the case may be.

Section 3.06                                Sublease Agreement.  At the Closing, the parties hereto will enter into a sublease agreement in substantially the form attached as Exhibit 3.06 to this Agreement (the “Sublease Agreement”).

Section 3.07                                Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, consultants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all its properties, books, records and inventory (including without limitation, for the purpose of performing such environmental tests, inspections and investigations as Buyer in its sole discretion, deems necessary) related to the Transferred Assets, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.

Section 3.08                                Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by Buyer or Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs.

Section 3.09                                Further Assurances.  From time to time after the Closing and without further consideration from the other party, each of Buyer and Seller, at their sole cost and expense, shall execute and deliver, or cause to be executed and delivered, to the other party such further instruments of sale, assignment (including, but not limited to, patent assignments), transfer and delivery and take such other action as the requesting party may reasonably request in order to more effectively convey the Transferred Assets to Buyer and consummate and afford to Buyer the benefit of the transactions contemplated hereby, including, but not limited to, (i) Seller’s transfer of all information, financial or otherwise, relating to the Line, from EiC’s computer system to Buyer’s, including, but not limited to, all bills of material, contracts, purchase orders (for both products and services) or the like from EiC’s Epicor system to Buyer’s Oracle system and (ii) EiC’s cooperation and assistance required by Buyer to manage, initiate and transition the relationship with EiC’s suppliers, including, but not limited to, Eutrend, to Buyer.  Following the Closing, at the request of any party, a party shall make available any documentation relating to the Line which the requesting party may reasonably require and cooperate in the preparation of any financial statements, tax returns, filings with the United States Patent and Trademark Office or securities filings, including but not limited to Buyer’s filings required to report the financial and other aspects of the transactions pursuant to this Agreement, and participate as witnesses in any lawsuit, investigation or administrative hearing involving the Line or any of the Transferred Assets, including but not limited to any infringement or similar action with respect to the IC Intellectual Property, at no cost or expense to the requesting party, other than reimbursement of the cooperating party’s out of pocket expenses incurred as a result thereof.

Section 3.10                                Mistaken Payments.  EiC shall provide Buyer at the Closing with a complete and accurate list of its outstanding account receivable for all sales made by it prior to the Closing.  After the Closing, to the extent that Buyer shall inadvertently receive payment for any product that was sold by EiC prior to the Closing, Buyer shall transfer to EiC any such payments received by Buyer within 10 business days.  Similarly, to the extent that EiC shall inadvertently receive payment for any product that was sold by Buyer after the Closing, EiC shall transfer to Buyer any such payments received by EiC within 10 business days.

Section 3.11                                Employee Matters.  EiC acknowledges that Buyer may interview any of the Employees set forth on Schedule 3.11 to this Agreement beginning the day after the execution of this Agreement by the parties and determine in its sole discretion which Employees it desires to hire after the Closing Date. Buyer shall notify Seller no later than ten (10) days after the execution of this Agreement by the parties which Employees it desires to hire (the “Desired Employees”).  All Employees of EiC prior to the Closing Date hired by Buyer after the Closing Date shall enter into Buyer’s standard confidentiality, non-compete and inventions agreement in substantially the form attached hereto as Exhibit 3.11.  Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to offer employment, or otherwise continue the employment of, any of the Employees.  EiC shall pay all wages, salaries, commissions, the cost of all fringe benefits, and any and all other payments provided to Employees which shall have become due for work performed as of and through the day on which such Employee’s employment with EiC is terminated, and EiC shall collect and pay all Taxes in respect of such wages, salaries, commissions, payments and benefits.  EiC acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities under any benefit program maintained by, or for the benefit of any Employee, including without limitation obligations for severance or sick days, personal days or vacation accrued but not taken as of the Closing Date.  EiC shall pay and be liable for any obligations or liabilities that may arise from the termination as of or after the Closing of any Employee’s employment with EiC, including, without limitation, in connection with the “employment loss” of any such individual under the Worker Adjustment and Retraining Act of 1986 or any similar state, local or foreign law or regulation.  EiC shall provide all statutory notices relating to any such termination, including, without limitation, those required under the Worker Adjustment and Retraining Act of 1986 or any similar state, local or foreign law or regulation.

Section 3.12                                Change of Control Agreements.  Prior to Closing, EiC shall execute Change of Control Agreements in substantially the form attached as Exhibit 3.12(a) hereto (the “Change of Control Agreements”) with each of the individuals set forth on Schedule 3.12, that provide for the payment of Buyer’s Common Stock and cash to such individuals in the amounts set forth on such schedule.  EiC shall be solely liable for all such payments made to such individuals pursuant to the Change of Control Agreements.  EiC shall cause any of the individuals entitled to receive shares of Buyer’s Common Stock pursuant to the Change of Control Agreements to sign an investment representation agreement in substantially the form attached hereto as Exhibit 3.12(b) as a condition to receiving any such shares (the “Investment Representation Agreement”).

Section 3.13                                Post-Closing Financial Statements.  Seller acknowledges that after the Closing Buyer may be required by the Rules and Regulations of the SEC to perform an audit of the Line (the “Carve-Out Audit”).  Seller agrees to fully cooperate and assist Buyer and Buyer’s auditors in the event Buyer reasonably believes that it is necessary to perform a Carve-Out Audit.  Seller represents and warrants that it is unaware of any facts or circumstances that would reasonably be expected to preclude the ability of Buyer to perform the Carve-Out Audit.

Section 3.14                                Stockholder Meeting.  As soon as practicable after the date of this Agreement, but in no event later than ten (10) days after the date of this Agreement, EiC Enterprises shall call a special meeting of its shareholders for the purpose of approving this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby. The board of directors of EiC Enterprises shall recommend to the shareholders of EiC Enterprises that they vote to approve and to take any other action required by law or the bye-laws of EiC Enterprises to approve this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

Section 3.15                                Buyer Obligation to Fox Paine.  Buyer shall be responsible for any compensation, expenses or fees payable to Fox Paine & Company, LLC or its affiliates for providing Buyer with assistance, consultation and guidance during the identification, due diligence and negotiation of this Agreement.

Article IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01                                Covenants of Seller. During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

(a)                                  Ordinary Course. It shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

(b)                                 No Other Bids.  In consideration of the substantial expenditure of time, effort and expense to be undertaken by each party in connection with its due diligence review and the consummation of the transactions contemplated hereby, each party represents and warrants to the other that upon the execution hereof and for until the Closing Date, unless this Agreement is terminated pursuant to Article VII herein, it will not, and will not permit its representatives, officers, directors, shareholders or employees to initiate, negotiate or discuss with any other person or entity (other than the other party hereto) the sale and purchase of the Line, or a substantial interest therein, whether by purchase of assets or stock, merger or other transaction.  Seller further agrees that it will disclose to Buyer any bona fide offers or written inquiries it receives regarding any such proposal or offer during this period.

Section 4.02                                Covenants of Buyer.  In the event that Buyer undergoes a Change in Control (as defined below) prior to paying the full Purchase Price pursuant to this Agreement, Buyer shall use its best efforts to cause Buyer’s successor in interest to assume the obligations set forth in this Agreement and the Transaction Agreements.  If such obligations are not completely assumed, then the full Purchase Price, to the extent not already paid, will become immediately due and payable by Buyer, including the maximum possible payment due under the Earnout Payments. “Change in Control” means in this Section 4.02 (i) the dissolution and liquidation of Buyer; or (ii) the sale, transfer or other disposition of all or substantially all of the assets of Buyer.

Article V.

CONDITIONS PRECEDENT

Section 5.01                                Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)                                  Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b)                                 Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

Section 5.02                                Conditions of Obligations of Buyer. In addition to the conditions set forth in Section 5.01, the obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a)                                  Due Diligence. The results of Buyer’s due diligence investigation (the “Due Diligence Investigation”), must be acceptable to Buyer in its sole discretion. Buyer will have until fourteen (14) days after the execution of this Agreement to complete its Due Diligence Investigation (the “Due Diligence Period”).  If, prior to the expiration of the Due Diligence Period, Buyer determines that based upon its Due Diligence Investigation it is unwilling to proceed with the Closing, then this Agreement will immediately terminate and Buyer will not be required to consummate the transactions contemplated hereby.

(b)                                 Representations and Warranties. The representations and warranties of EiC and EiC Enterprises set forth in this Agreement, when read together with the

Disclosure Schedule, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the president of EiC and EiC Enterprises to such effect.

(c)                                  Performance of Obligations of EiC and EiC Enterprises. EiC and EiC Enterprises shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the president of EiC and EiC Enterprises to such effect.

(d)                                 No Material Adverse Change.  There shall have been no material adverse change in the financial condition, results of operations, business or assets of EiC and EiC Enterprises.

(e)                                  Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained in a form acceptable to Buyer in its sole but reasonably exercised discretion, including the consents of the parties to the Contracts to the assignment of such Contracts to Buyer.

(f)                                    Supply Agreement. EiC shall have entered into the Supply Agreement.

(g)                                 License Agreement.  EiC Enterprises shall have entered into the Buyer/EiC Enterprises License Agreement.

(h)                                 Escrow Agreement.  EiC and EiC Enterprises shall have entered into the Escrow Agreement.

(i)                                     Shareholder Approval; Acknowledgement and Release.  EiC’s sole shareholder and shareholders holding two thirds of the equity interests of EiC Enterprises shall have approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.  All shareholders of EiC Enterprises that have approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby shall have delivered to Buyer a release in substantially the form attached hereto as Exhibit 5.02(i).

(j)                                     Eutrend Services Agreement.  Seller shall have caused Eutrend to enter into the Eutrend Services Agreement.

(k)                                  Change of Control Agreements.  EiC shall have executed and delivered Change of Control Agreements with each of the individuals set forth on Schedule 3.12 hereto.

(l)                                     Sublease Agreement, Estoppel Certificates and Landlord Consent.  EiC shall have entered into the Sublease Agreement and the Landlord shall have entered into an estoppel certificate with respect to the Lease to the satisfaction of Buyer in its sole discretion and entered into a written consent to the Sublease Agreement in a form satisfactory to Buyer and EiC.

(m)                               Terminations.  EiC shall have terminated the Supply Agreement dated May 16, 2003 and the Executive Agreement dated May 16, 2003 with Buyer.

(n)                                 Lock-up Agreement for EiC and EiC Enterprises.  EiC and EiC Enterprises shall have executed the Seller Lock-up Agreement.

(o)                                 Registration Rights Agreement.  EiC and EiC Enterprises shall have executed the Registration Rights Agreement.

(p)                                 Investment Representation Agreement.  EiC shall have caused all Employees entitled to receive shares of Buyer’s Common Stock pursuant to Change of Control Agreements to sign an Investment Representation Agreement.

(q)                                 Closing Deliveries. Seller shall have delivered, or cause to be delivered, to Buyer at or prior to the closing the following documents:

i.              Such documents as may be required to convey all of Seller’s right, title and interest in all personal property included in the Transferred Assets, including a Bill of Sale in substantially the form attached hereto as Exhibit 5.02(q)(i)(a) and patent assignments in substantially the form attached hereto as Exhibit 5.02(q)(i)(b).

ii.             Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel, including resolutions or minutes of meeting of the Board of Directors and shareholders of EiC authorizing and approving the transaction contemplated by this Agreement, and a resolution or minutes of a meeting of the Board of Directors of EiC Enterprises and shareholders of EiC Enterprises authorizing and approving the transaction contemplated by this Agreement, all in a form acceptable to Buyer.

iii.            Recently dated Good Standing Certificates, or the equivalent, from the Secretary of State of California and Registrar of Companies of Bermuda.

(r)                                    Release of Security Interests. Any and all liabilities and obligations related to the Transferred Assets shall have been paid by Seller and fully disclosed in writing to Buyer on or prior to the Closing, and Seller shall have good and marketable title to all of the Transferred Assets, free and clear of all Encumbrances.  Any liens filed against the Assets shall have been released.

(s)                                  Opinion of Counsel to Seller.  Buyer shall have received from Preston, Gates & Ellis LLP, counsel for Seller, an opinion as of the Closing Date, in substantially the form attached hereto as Exhibit 5.02(s)(a).  Buyer shall have received from Appleby Spurling Hunter, counsel for EiC Enterprises, an opinion as of the Closing Date, in substantially the form attached hereto as Exhibit 5.02(s)(b).

(t)                                    Employees.  Buyer shall have received a verbal indication from seventy-five percent (75%) of the Desired Employees, which must include Barry Lin, Larry

Wang and Frank Chau, that if Buyer offers employment to such individuals after Closing that they will agree to accept such offers.

(u)                                 Trademark Agreement.  EiC shall have executed the Trademark License Agreement.

(v)                                 Purchase Order of PAM Wafers.  EiC shall deliver a purchase order to Buyer at Closing for 250 PAM Wafers for delivery between July 1, 2004 and September 30, 2004 at the price per PAM Wafer set forth in Section 3.1 of the Supply Agreement.  “PAM Wafers” are the semiconductor wafers specified in the EiC specification control drawings referenced in Exhibit 5.02(v).

Section 5.03                                Conditions of Obligation of Seller. The obligations of Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a)                                  Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by the chief executive officer and by the chief financial officer of Buyer to such effect.

(b)                                 Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate signed by the President of Buyer to such effect.

(c)                                  Additional Agreements.  Buyer shall have entered into the Supply Agreement, the Eutrend Services Agreement, the Escrow Agreement, the Seller License Agreement, the Trademark License Agreement, the Sublease Agreement and the Registration Rights Agreement.  Buyer shall have terminated the Supply Agreement dated May 16, 2003 and the Executive Agreement dated May 16, 2003 with Seller.

(d)                                 Opinion of Counsel of Buyer.  Seller shall have received from Shumaker, Loop & Kendrick, LLP, counsel to Buyer, an opinion as of the Closing Date, in substantially the form attached hereto as Exhibit 5.03(d).

(e)                                  Consents and Actions. Mission West Properties, Inc. shall have entered into a written consent to the Sublease Agreement in a form satisfactory to Buyer and EiC.

(f)                                    Stockholder Consent.  EiC’s sole shareholder and shareholders holding two thirds of the equity interests of EiC Enterprises shall have approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

Article VI.

SURVIVAL; INDEMNIFICATION

Section 6.01                                Survival of Representations and Warranties.  The respective representations and warranties of EiC and EiC Enterprises contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or the occurrence of the Closing.  Each and every such representation and warranty shall survive for a period of three (3) years after the Closing Date; provided, however, all representations and warranties made pursuant to Sections 2.01(b), 2.01(c) and 2.02(b) shall never expire; all representations and warranties made pursuant to Sections 2.01(l), 2.01(o), 2.01(u), 2.02(j) and 2.02(l) shall survive until 90 days after the expiration of the applicable statute of limitations; and all claims based on fraudulent actions, fraudulent misrepresentations or fraudulent breaches shall never expire.

Section 6.02                                Buyer Claims.  EiC and EiC Enterprises shall jointly and severally indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, Liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise, directly or indirectly, out of (i) any inaccuracy in or breach of any representation or warranty of EiC or EiC Enterprises contained in this Agreement or in any Transaction Agreement or in any certificate, instrument, or document delivered pursuant hereto or thereto, (ii) any breach by EiC or EiC Enterprises of any of its covenants or agreements contained in this Agreement or in any Transaction Agreement or in any certificate, instrument, or document delivered pursuant hereto or thereto, (iii) any liability or obligation of EiC or EiC Enterprises or its affiliates (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to EiC and EiC Enterprises, and whether due or to become due) not specifically assumed by Buyer pursuant to Section 1.02 above, including without limitation any obligation owed to the Landlord by either EiC or EiC Enterprises during the term of the Sublease Agreement which Buyer satisfies in accordance with the terms of the Sublease, (iv) the ownership, management, operation or use of the Transferred Assets or the Line prior to the Closing Date, (v) any of EiC’s Retained Environmental Liabilities, (vi) any warranty claims on any of the ICs sold by EiC, and (vii) any withholding tax obligations associated with the payment of the Closing Payment, Earnout Payments or payments under or performance of the Buyer/EiC Enterprises License Agreement.

Section 6.03                                Seller’s Claims.  Buyer shall indemnify and hold harmless Seller and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise, directly or indirectly, out of (i) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any Transaction Agreement or in any certificate, instrument, or document delivered pursuant hereto, (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any Transaction Agreement or in any certificate, instrument, or document delivered pursuant hereto, and (iii) the ownership, management, operation or use of the Transferred Assets or the Line after the Closing Date.

Section 6.04                                Notice of Claim. Upon obtaining knowledge thereof, the party to be indemnified (the “Indemnified Party”) shall promptly notify the party which is required to provide indemnification (the “Indemnifying Party”) in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given rise or could give rise to a claim under this Article VI (such written notice being hereinafter referred to as a “Notice of Claim”), provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for damages pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party’s failure to deliver such prompt notice. A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

Section 6.05                                Defense of Third Party Claims.

(a)                                  Upon receipt of the Notice of Claim from the Indemnified Party delivered pursuant to Section 6.04 above, the Indemnifying Party shall have the right, exercisable upon written notice to the Indemnified Party within thirty (30) calendar days after receiving the notice from the Indemnified Party referred to in Section 6.04 hereof, at the Indemnifying Party’s own cost and expense and with counsel of such party’s own choice, to defend, contest, protest, settle, compromise and otherwise control the resolution of any such claim, action or proceeding; provided, however, that (i) if there is a reasonable probability that a third party claim of damages for which the Indemnified Parties may be entitled to indemnification pursuant hereto may (A) materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (B) result in money damages or payments in excess of the amount for which the Indemnifying Party are obligated to indemnify the Indemnified Parties pursuant to this Article VI, then the Indemnified Party shall have the right, at the Indemnified Party’s own cost and expense and with counsel of its own choice, to participate in the defense, settlement or compromise of such third party claim, (ii) unless the Indemnifying Party has irrevocably agreed without reservation that the matter in question is fully covered by the Indemnifying Party’s indemnification under this Article VI, the counsel selected by the Indemnifying Party shall be reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any third party claim of damages for which the Indemnified Parties may be entitled to indemnification pursuant hereto if (A) the settlement or compromise includes terms that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (B) the settlement or compromise amount exceeds the amount for which the Indemnifying Party is ready, willing and able to indemnify the Indemnified Parties pursuant to this Article VI, (iv) the Indemnifying Party shall not, without the Indemnified Party’s written consent, consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties of a release from all liability in respect of such damages, (v) in the event that the Indemnifying Party undertakes the defense of any third party claims for damages pursuant hereto, the

Indemnified Party, at the Indemnified Party’s own cost and expense and with counsel of its own choice, shall have the right to consult with the Indemnifying Party and such party’s counsel or other representatives concerning such third party claims and the Indemnified Party and the Indemnifying Party and their respective counsel or other representatives shall cooperate with respect to such third party claims and (vi) in the event that the Indemnifying Party shall undertake the defense of any such third party claims, the Indemnifying Party shall keep the Indemnified Party informed of the status of the defense of such third party claims and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.  If the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party has elected to assume any such defense of any such third party claims, then the Indemnifying Party shall not be liable to the Indemnified Party pursuant hereto for any legal or other expense subsequently incurred by the Indemnified Party in connection therewith.

(b)                                 If the Indemnifying Party shall fail to notify the Indemnified Party of such party’s election to defend any third party claim pursuant to Section 6.05(a) hereof, then the Indemnified Party may defend, contest, protest, settle and otherwise control the resolution of such third party claims.  The Indemnifying Party shall have the right to participate in the defense of any such third party claims, subject to the Indemnified Party’s right of control thereof, at the Indemnifying Party’s own cost and expense and with counsel of its own choice.  In the event the Indemnified Party shall undertake the defense of any such third party claim, the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of such third party claims and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith, and the Indemnifying Party, at the Indemnifying Party’s own cost and expense and with counsel of their own choice, shall have the right to consult with the Indemnified Party and such party’s counsel or other representatives concerning such third party claims and the Indemnifying Party and their respective counsel or other representatives shall cooperate with respect to such third party claims, and the Indemnified Party shall not settle, adjust or compromise any such third party claims without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 6.06                                Reimbursement by Insurance. In the event the Indemnified Party receives payment by Indemnifying Party’s insurer for any amounts which the Indemnified Party would otherwise be entitled to seek indemnification from the Indemnifying Party pursuant hereto, the Indemnified Party will not seek such indemnification from the Indemnifying Party for such amounts. In the event that the Indemnified Party receives payment by Indemnifying Party’s insurer for any amounts which the Indemnified Party has already been paid by the Indemnifying Party, the Indemnified Party must promptly return such amount to the Indemnifying Party.

Section 6.07                                Right of Set-Off.  In addition to any and all other remedies provided by law and any other remedies provided by this Agreement or the Transaction Agreements including, but not limited to, remedies against the Escrow Deposit pursuant to the Escrow Agreement, Buyer shall have the option, at Buyer’s sole discretion, to offset the amount with regard to which it is entitled to indemnification against the Earnout Payments or any other sums due to EiC and EiC Enterprises, provided, however, that Buyer must first deplete the Escrow Deposit unless the Escrow Deposit is released to EiC prior to the need for Buyer to exercise its right of set-off pursuant to this Section 6.07.  For purposes of determining whether the Escrow Deposit is depleted, if there is a Contested Amount (as defined in the Escrow Agreement) that is not resolved at the time that Buyer desires to exercise its right of set-off pursuant to this Section 6.07 then the Escrow Deposit will be treated as though the Contested Amount has been deducted.  This offset right shall not in any way relieve or limit the obligations of EiC or EiC Enterprises under this Agreement and shall not limit the remedies available to Buyer, and the indemnification obligations of EiC and EiC Enterprises shall continue in full force and effect in accordance with this Article VI upon the release or depletion of the Escrow Deposit and the payment of the Earnout Payments.  In order to exercise its set-off rights against the Earnout Payments or any other sums due to EiC and EiC Enterprises, Buyer must submit a notice to Seller of its intent to exercise its option to set-off against the Earnout Payments or any other sums due to EiC and EiC Enterprises specifying in reasonable detail the nature of the relevant claim and the amount of the claimed liability in respect of each such claim.  If within fifteen (15) days after receipt of the notice to set-off by Seller against the Earnout Payments or any other sums due to EiC and EiC Enterprises no objection has been filed by Seller, Buyer may offset the amount of such claimed liability against the Earnout Payments or any other sums due to EiC and EiC Enterprises.  In the event of any objection notice with respect to such claim, the amount of such claim shall be withheld from any Earnout Payments or any other sums due to EiC and EiC Enterprises otherwise required and the amount of such payment shall be deposited in a bank account in the name of the Buyer and the Seller or placed in escrow pursuant to an escrow agreement, in each instance, requiring the signatures of both a representative of the Buyer and a representative of the Seller for the disbursement of any funds deposited into such account or escrow, until such claim is resolved by the parties.  If the parties are unable to resolve the objection within thirty (30) days of delivery of the objection, then either Buyer or Seller may submit the claim to the appropriate courts of the State of California or the United States District Court for the Northern District Court of California.

Section 6.08                                Limitation of Liability.  Notwithstanding anything to the contrary, in no event shall the aggregate indemnification obligation of Buyer or Seller under this Article VI exceed Twelve Million Five Hundred Thousand and No/100 ($12,500,000.00); provided, however, that such cap shall not apply to any claims: (a) pursuant to Section 6.02(iii) or Section 6.02(vii) above, (b) based upon a breach of Seller’s covenant in Section 1.03(c) to pay the shortfall in the value of the Inventory, (c) based upon any misrepresentations made by Seller in Section 2.01(c), 2.01(o) or 2.02(l) of this Agreement or (d) the intentional misconduct or fraud of the Indemnifying Party. Furthermore, notwithstanding anything to the contrary, no party shall be entitled to indemnification pursuant to this Article VI unless and until the aggregate amount of losses and other indemnifiable expenses to which the indemnity relates sustained by such party exceeds the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), after which the Indemnifying Party shall have liability for all losses and other indemnifiable expenses (subject to the cap set forth above); provided, however, that such limitation shall not apply to any claims: (a) pursuant to Section 6.02(iii) or Section 6.02(vii) above, (b) based upon a breach of Seller’s covenant in Section 1.03(c) to pay the shortfall in the value of the Inventory, (c) based upon any misrepresentations made by Seller in Section 2.01(c), 2.01(o) or 2.02(l) of this Agreement or (d) the intentional misconduct or fraud of the Indemnifying Party.

Article VII.

TERMINATION AND WAIVER

Section 7.01                                Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Transaction Agreements and such order, decree, ruling or other action shall have become final and nonappealable;

(c)                                  by the Buyer if, between the date hereof and the time scheduled for the Closing:  (i) an event or condition occurs that has resulted in or that may reasonably be expected to result in a Material Adverse Effect (as defined in Section 7.02 herein), (ii) any representation or warranty of the Seller contained in this Agreement shall not have been true and correct when made and as of the Closing Date, (iii) the Seller shall not have complied with any covenant or agreement to be complied with by Seller and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Seller within five (5) days written notice thereof by the Buyer, (iv) any of the conditions to closing set forth in Sections 5.01 and 5.02 of this Agreement shall not have been satisfied or (v) either EiC or EiC Enterprises makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against either of EiC or EiC Enterprises seeking to adjudicate one of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any Law relating to bankruptcy, insolvency or reorganization;

(d)                                 by the Seller if, between the date hereof and the time scheduled for the Closing:  (i) any representation or warranty of the Buyer contained in this Agreement shall not have been true and correct when made, (ii) the Buyer shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Buyer within five (5) days written notice thereof by the Seller, (iii) any of the conditions to closing set forth in Sections 5.01 and 5.03 of this Agreement shall not have been satisfied or (iv) the Buyer makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Buyer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(e)                                  by either the Buyer or the Seller if the Closing shall not have occurred by July 16, 2004.

Section 7.02                                Material Adverse Effect.

(a)                                  “Material Adverse Effect” means any circumstance, change in, or effect on the business of Seller as it relates to the Line or the Transferred Assets that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, operations, assets, Liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Seller related specifically to the Line or the Transferred Assets.

(b)                                 In addition to the provisions of Section 7.01, if between the date hereof and the Closing Date a single event or condition occurs that constitutes a Material Adverse Effect, and such event or condition either (i) did not exist on the date hereof or (ii) did exist on the date hereof but did not constitute a Material Adverse Effect on the date hereof and subsequently developed or evolved into a Material Adverse Effect, and in the event it did exist on the date hereof, it did not constitute a breach of any of the representations and warranties contained herein and the Seller disclosed such event or condition on the Disclosure Schedule to the extent such event or condition was required to be disclosed on the Disclosure Schedule, then the Seller may provide written notice to the Buyer of the existence of such Material Adverse Effect by describing in reasonable detail (including all surrounding circumstances) the event or condition that constitutes such Material Adverse Effect (a “Section 7.02 Notice”).

(c)                                  In the event that the Seller provides a Section 7.02 Notice, the Buyer may either (i) notify the Seller in writing that the Buyer deems such Section 7.02 Notice to constitute a notice of termination of this Agreement, and upon the Seller’s receipt of such notice from the Buyer this Agreement shall be deemed terminated, or (ii) notify the Seller in writing of the Buyer’s intention to consummate the transactions contemplated by this Agreement notwithstanding the occurrence of the Material Adverse Effect described in such Section 7.02 Notice.  In the event that the Buyer fails to respond to a Section 7.02 Notice within ten (10) business days after receipt, then the Buyer shall be deemed to have given the notice described in clause (i) of this Section 7.02(c) on such tenth (10th) business day.  In the event that the transactions contemplated by this Agreement are consummated after the Buyer has elected to proceed in accordance with clause (ii) of the preceding sentence, the Buyer shall be deemed to have waived its right to be indemnified by the Seller in accordance with Section 6.02 based on claims arising from the Material Adverse Effect described in such Section 7.02 Notice.

(d)                                 In the event the Seller delivers a Section 7.02 Notice to the Buyer, and the Buyer elects to proceed in accordance with clause (ii) of the first sentence of Section 7.02(c), then except as expressly set forth in the last sentence of Section 7.02(c), all of the provisions of this Agreement shall continue to govern the parties’ respective rights and obligations in accordance with their original terms.

Section 7.03                                Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.01 or Section 7.02, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

Section 7.04                                Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Article VIII.

NON COMPETITION AND CONFIDENTIALITY

Section 8.01                                Non-Competition Covenant.

(a)                                  For good and valuable consideration, Seller covenants and agrees with Buyer that for the five (5) year period directly following the Closing Date, Seller shall not, without Buyer’s prior written consent, either directly or indirectly (i) engage in a Competitive Business, as hereinafter defined; (ii) have any interest (whether as a proprietor, partner, shareholder, associate, or any type of principal or owner whatsoever) in any person, firm, partnership, joint venture, or other business entity (collectively, an “Entity”) which is engaged in a Competitive Business; or (iii) provide financial or other assistance or act as an agent of, consultant for or advisor to any Entity which is or is about to become engaged in a Competitive Business.  Further, Seller covenants and agrees with Buyer that for the five (5) year period following the Closing Date, Seller shall not (i) solicit any of Buyer’s customers (including those customers transferred by Seller to Buyer in connection herewith) for the purpose of providing such customers with any product that competes with any product sold by Buyer, including any ICs of the Line, (ii) request, induce or advise any person to withdraw, curtail or cancel their business with Buyer or (iii) solicit for employment or employ or become employed by or form any association with any past, present or future employee of Buyer, including those employees of Seller hired by Buyer at or after the Closing Date, for the purpose of competing with Buyer, or request, induce or advise any employee of Buyer to leave the employ of Buyer.

(b)                                 As used in this section, “Competitive Business” shall mean the business of the sale, manufacture or distribution of (i) any product set forth on Schedule 1.03(d) to this Agreement, as amended by mutual agreement of the parties from time to time after the Closing Date, or any products that are substantially similar to those on Schedule 1.03(d) or which compete with those set forth on Schedule 1.03(d) or with products in connection with the acquired Line or (ii) any integrated circuit, electronic component or semiconductor module product in the field of wireless communications infrastructure, cable television networks and distribution plant, RF identification readers and programmers, and wireless networking for use in equipment used by telecommunications service providers to receive and transmit information by electrical, electronic, optical, or electro-optic means to and from other telecommunication service providers or telecommunication service users (“End Users”) in any industry and for any application. “Competitive Business” expressly excludes the design, manufacture, and sale of integrated circuits, semiconductor modules or electronic components solely for use in equipment used by End Users including but not limited to wireless telephones and pagers, 802.11 a, b, and g applications, Wi-Fi Max (802.16) applications, wireless enabled personal digital assistants, and wireless enabled computers. Further, “Competitive Business” expressly excludes the design, manufacture, and sale of integrated circuits, or electronic components for use in equipment used by telecommunications service providers specifically for use in 802.11 a, b, and g applications, Wi-Fi Max (802.16) applications, wireless enabled personal digital assistants, and wireless enabled computers.

(c)                                  Seller acknowledges that its satisfaction of the covenants and agreements set forth in this Section are necessary to protect the business, goodwill, and other proprietary interests of Buyer and that a breach of such covenants or agreements will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law.  Seller agrees that in the event of any breach of the aforesaid covenants or agreements, Buyer shall be entitled to seek injunctive relief, without the necessity of proof of actual damage, reimbursement of all attorney’s fees and expenses of litigation (including without limitation, attorney’s fees incurred in connection with any appeal), and such other and further relief as may be proper.  The prevailing party in any action or proceeding to enforce the covenants of this Section shall be entitled to reasonable attorney’s fees and expenses of litigation.

(d)                                 If the scope of any restriction contained in this Section is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Seller hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce or interpret such restriction.

Section 8.02                                Confidentiality.

(a)               From and after the Closing, without the prior written consent of Buyer, Seller shall not, except on behalf of Buyer, directly or indirectly, use any of the Buyer Confidential Information (as defined below) for Seller’s own purposes or for the benefit of any other person, firm, corporation, partnership or other entity or disclose any Buyer Confidential Information to any person, firm, corporation, partnership or other entity. As used herein, the term “Buyer Confidential Information” means (i) all of Buyer’s confidential business information, trade secrets, (as defined under applicable statute or common law) innovations and inventions, expertise and know-how, customer information, pricing information, vendor information, intellectual property and other non-public information concerning the Buyer’s Business (as defined below) and (ii) except as set forth below, any and all information relating to the terms of the transactions contemplated by this Agreement. As used herein, the term “Buyer’s Business” means the business of Buyer as conducted on and prior to the date hereof, as well as the business that Buyer is acquiring pursuant hereto, it being the intent of the parties that the restriction contained in this Section 8.02(a) shall apply to all confidential information relating to, contained in, or part of, the Transferred Assets and the Line, including, but not limited to the Customer Accounts, Supplier Lists, Contracts, Software and IC Intellectual Property. “Buyer Confidential Information” does not include information which:  (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Seller from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality.  Notwithstanding the foregoing, Seller may disclose Buyer Confidential Information in the following circumstances:  (A) disclosure to third parties to the extent that the Buyer Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that Seller promptly notifies Buyer as early as practicable upon learning of such requirement; and (B) disclosure to Seller’s legal counsel, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.

(b)              From and after the Closing, without the prior written consent of Seller, Buyer shall not, except on behalf of Seller, directly or indirectly, use any of the Seller Confidential Information (as defined below) for Buyer’s own purposes or for the benefit of any other person, firm, corporation, partnership or other entity or disclose any Seller Confidential Information to any person, firm, corporation, partnership or other entity. As used herein, the term “Seller Confidential Information” means all of Seller’s confidential business information, trade secrets, (as defined under applicable statute or common law, innovations and inventions, expertise and know-how, customer information, pricing information, vendor information, intellectual property and other non-public information concerning the Seller’s Business (as defined below) and (ii) except as set forth below, any and all information relating to the terms of the transaction contemplated by this Agreement. As used herein, the term “Seller’s Business” means the business of Seller as conducted on and prior to the date hereof exclusive of the business that Buyer is acquiring pursuant hereto, it being the intent of the parties that the restriction contained in this Section 8.02(b) shall not apply to any confidential information relating to, contained in, or part of, the Transferred Assets, including, but not limited to the Customer Accounts, Supplier Lists, Contracts, Software and IC Intellectual Property. “Seller Confidential Information” does not include information which:  (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Buyer from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality.  Notwithstanding the foregoing, Buyer may disclose Confidential

Information in the following circumstances:  (A) disclosure to third parties to the extent that the Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that Buyer promptly notifies Seller as early as practicable upon learning of such requirement; and (B) disclosure to Buyer’s legal counsel, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.

(c)               Prior to the Closing, Buyer and Seller will be bound by the Nondisclosure Agreement entered into between Buyer and EiC and all obligations of and duties to EiC set forth in such agreement shall be deemed to be obligations of and duties to both EiC and EiC Enterprises.

Section 8.03                                Press Release.  Each party hereto agrees that, unless approved by the other party in advance, which consent shall not be unreasonably withheld, such party will not make any public announcement, issue any press release or other publicity or, except as contemplated in this Agreement, confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby.  Notwithstanding the foregoing, each party hereto reserves the right to make any disclosure if such party, in its reasonable discretion, deems such disclosure required by law.  In that event, such party shall use reasonable efforts to provide to the other party the text of such disclosure sufficiently in advance to enable the other party to have a reasonable opportunity to comment thereon.

Section 8.04                                Securities Filings.  Buyer shall provide Seller with public disclosures and securities filings in connection with new disclosure of information related to the terms of the transactions contemplated by this Agreement, including but not limited to the relevant portions of Form 8-K, Form 10-Q and Form 10-K filings. Seller acknowledges that the purpose of the notice pursuant to this Section 8.04 is not for it to comment on such disclosures and filings but rather to provide some minimal notice to Seller prior to the public release of such information.

Article IX.

GENERAL PROVISIONS

Section 9.01                                Sales Taxes.  All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Transferred Assets shall be paid by Seller.

Section 9.02                                Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.03                                Severability.  In the event that any provisions(s) of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision(s) or portion thereof shall be deemed to be severed from this Agreement, and every other provision and any portion of a provision that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision(s) shall be enforceable to the fullest extent permitted by applicable law.

Section 9.04                                Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to its conflict of laws principles.  Except for the proceedings before the Accounting Referee, any judicial proceeding arising out of this Agreement or any matter related hereto shall be brought in the appropriate courts of the State of California or the United States District Court for the Northern District of California.  The parties hereby agree and consent to the exclusive jurisdiction of the aforesaid courts and waive any objection to venue therein.

Section 9.05                                Entire Agreement.  This Agreement, together with the Schedules and Exhibits attached hereto and the certificates delivered in connection herewith, embody the entire agreement and understanding of the parties hereto and supersede any prior agreement or understanding between the parties with respect to the subject matter of this Agreement.

Section 9.06                                Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, this Agreement and the parties’ rights and obligations under this Agreement shall not be assigned by a party to another person without the prior written consent of the other parties.

Section 9.07                                Amendment.  This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the parties.

Section 9.08                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally; (b) the third business day after being deposited in the United States mail registered or certified (return receipt requested); (c) the first business day after being deposited with FedEx or any other recognized national overnight courier service; or (d) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to EiC:	Jerry Curtis, President
45738 Northport Loop West
Fremont, CA 94538
Fax No.: (510) 979-8901

with a copy to:	Preston|Gates|Ellis LLP
55 Second Street, Suite 1700
San Francisco, CA 94105
Attn.: Lawrence B. Low
Fax No.: (415) 882-8220

If to EiC Enterprises:	Nicky Lu, Chairman
Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda
Fax No.:

with a copy to:	Preston|Gates|Ellis LLP
55 Second Street, Suite 1700
San Francisco, CA 94105
Attn.: Lawrence B. Low
Fax No.: (415) 882-8220

If to Buyer:	WJ Communications
401 River Oaks Parkway
San Jose, California 95134
Attn.: Michael R. Farese
Fax No.: (408) 577-6621

with a copy to:	Shumaker, Loop & Kendrick, LLP
101 East Kennedy Blvd., Suite 2800
Tampa, Florida 33602
Attn.: W. Thompson Thorn III, Esq.
Fax No.: (813) 229-1660

Section 9.09                                Attorneys’ Fees.  If any party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing party in such action shall be entitled to recover from the other party its costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

Section 9.10                                Remedies Cumulative.  All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

Section 9.11                                Captions.  The captions in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify any of the provisions hereof.

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.

“BUYER”

WJ COMMUNICATIONS, INC.

By:	/s/ Michael R. Farese
Name:	Michael R. Farese
Title:	President and Chief Executive Officer

“SELLER”

“EiC”

EiC Corporation

By:	/s/ Nicky Lu
Nicky Lu, Chief Executive Officer

“EiC Enterprises”

EiC Enterprises Limited

By:	/s/ Nicky Lu
Nicky Lu, President and CEO

SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT

EXHIBIT 1.03(b)

Form of

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of June, 2004, by and among WJ Communications, Inc., a Delaware corporation (the “Buyer”), EiC Corporation, a California corporation (“EiC”), and EiC Enterprises Limited (“EiC Enterprises”), a corporation organized under the Laws of Bermuda (together with EiC, the “Seller”) and the law firm of Shumaker, Loop & Kendrick, LLP, Tampa, Florida, as escrow agent (“Escrow Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of June 3, 2004, by and among Buyer and Seller (the “Purchase Agreement”), Buyer has agreed to purchase all of the Transferred Assets;

WHEREAS, pursuant to Section 1.03(b) of the Purchase Agreement, Seller has agreed that Buyer shall deposit with Escrow Agent a portion of the Closing Consideration consisting of the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) in cash and 294,118 shares of Buyer’s Common Stock (the “Escrow Deposit”) to be held by Escrow Agent to secure the rights of Buyer after the Closing Date for all claims asserted against Buyer or Seller or any of the Transferred Assets with respect to any indemnification matter under Article VI of the Agreement; and

WHEREAS, the Escrow Agent is willing to enter into this Agreement and perform as required herein in consideration of the premises and the mutual obligations and promises contained in this Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

1.                                       Appointment of Escrow Agent.  Buyer and EiC Enterprises hereby appoint and designate Escrow Agent as their agent to hold in escrow the Escrow Deposit (as defined above), and to administer the disposition of the Escrow Fund (as defined below), in accordance with the terms of this Agreement, and Escrow Agent hereby accepts such appointment.

2.                                       Establishment of Escrow.  Contemporaneously with the execution and delivery of this Agreement, Buyer and EiC Enterprises will deposit (i) the cash portion of the Escrow Deposit with Escrow Agent, and Escrow Agent will deposit such funds in an interest bearing deposit account with Northern Trust Bank of Florida, N.A., Tampa, Florida, to be held in trust by Escrow Agent for the benefit of Buyer and EiC Enterprises (the “Escrow Account”), and (ii) stock certificates (accompanied by ten (10) sets of appropriate stock powers executed by EiC Enterprises in blank with signature guaranteed by a national banking institution or New York Stock Exchange member firm) representing 294,118 shares of Buyer Common Stock registered in EiC

Enterprises’ name (the “Escrowed Shares”).  Upon its receipt of the Escrow Deposit, Escrow Agent shall provide to Buyer and EiC Enterprises a written receipt therefore.  Unless and until the Escrowed Shares are delivered to Buyer as its absolute property pursuant to this Agreement, EiC Enterprises shall be entitled to vote the Escrowed Shares and to all dividends thereon, which shall be delivered to the Escrow Agent, with all cash dividends being held as part of the Escrow Account and all stock dividends being held as part of the Escrowed Shares.  Any common stock or other securities distributed with respect to the Escrowed Shares as a result of a dividend, stock split, recapitalization, reclassification or similar transaction shall be delivered to the Escrow Agent and held as part of the Escrowed Shares.  The cash held in the Escrow Account, including any interest or earnings received in respect thereof, and the Escrowed Shares, less amounts of cash and Escrowed Shares distributed from time to time in accordance with Section 5 hereof, shall be referred to herein collectively as the “Escrow Fund.”  Escrow Agent agrees to administer the disposition of the Escrow Fund in accordance with the terms and conditions of this Agreement.

3.                                       Reinvestment of Escrow Account.  At the joint written direction of Buyer and EiC Enterprises, Escrow Agent shall reinvest any and all amounts held in the Escrow Account as directed by Buyer and EiC Enterprises.

4.                                       Escrow Ledger.  Escrow Agent shall maintain, and make available to Buyer or EiC Enterprises upon request during regular business hours, a ledger setting forth (a) the amount of the Escrow Account and the number and type of each security held in the Escrow Fund, (b) all payments and distributions of Escrowed Shares from the Escrow Fund pursuant to Section 5 hereof, and (c) with respect to distributions made to Buyer pursuant to this Agreement, a record of the claim and the amount of such claim underlying such distribution.

5.                                       Claims Against and Disposition of Escrow Fund.  Escrow Agent shall not distribute all or any portion of the Escrow Fund to any party, except in accordance with this Section 5 (or except as otherwise expressly provided in this Agreement).

(a)                                  If Buyer has or claims to have incurred or suffered any Loss for which Seller is or may be liable to Buyer under the Purchase Agreement, Buyer may deliver a notice of claim to Seller and Escrow Agent (each, an “Escrow Claim”).  Each Escrow Claim shall: (i) contain a brief description of the circumstances supporting Buyer’s claim; and (ii) contain a good faith, non-binding, preliminary estimate of the amount of the Loss Buyer claims to have incurred or suffered (the “Claimed Amount”).

(b)                                 Within twenty (20) days after receipt by Escrow Agent of an Escrow Claim (the “Dispute Period”), Seller may deliver to Escrow Agent and Buyer a written response (the “Response Notice”) in which Seller: (i) agrees that an amount equal to the full Claimed Amount may be released from the Escrow Fund to Buyer; (ii) agrees that an amount equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Fund to Buyer; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Fund to Buyer.  Any part of the Claimed Amount that is not agreed to be released to Buyer pursuant to the Response Notice shall be the “Contested Amount.”  If a Response Notice is not received by Escrow Agent prior to the expiration of the Dispute Period, then Seller shall be conclusively deemed to have agreed that an amount equal to the Claimed Amount may be released to Buyer from the Escrow Fund.  Seller agrees that any Response

Notice received by the Escrow Agent after the expiration of the Dispute Period for an Escrow Claim shall be of no effect and shall be disregarded by the Escrow Agent unless otherwise directed in writing by Buyer.

(c)                                  If either (i) Seller delivers a Response Notice agreeing that an amount equal to the full Claimed Amount may be released from the Escrow Fund to Buyer; or (ii) Seller does not deliver a Response Notice on a timely basis in accordance with Section 5(b) above, Escrow Agent shall, within ten (10) days following the receipt of such Response Notice (or, if Escrow Agent has not received a Response Notice, within ten (10) days following the expiration of the Dispute Period referred to in Section 5(a) above), deliver to Buyer an amount equal to the full Claimed Amount, in each case from (but only to the extent of) the Escrow Fund.

(d)                                 If Seller delivers a Response Notice agreeing that an amount equal to less than the full Claimed Amount may be released from the Escrow Fund to Buyer, Escrow Agent shall, within ten (10) days following the receipt of such Response Notice, deliver to Buyer an amount equal to the Agreed Amount from (but only to the extent of) the Escrow Fund.  Such payment shall not be deemed to be made in full satisfaction of the Escrow Claim, but shall count toward the satisfaction of the Escrow Claim.

(e)                                  If Seller delivers a Response Notice indicating that there is a Contested Amount, Seller and Buyer shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Buyer and Seller resolve such dispute, such resolution shall be binding on Seller, Escrow Agent and Buyer and a settlement agreement shall be signed by Buyer and Seller and sent to Escrow Agent, which shall, upon receipt thereof, if applicable, release an amount from (but only to the extent of) the Escrow Fund in accordance with such agreement.  Unless and until Escrow Agent shall receive written notice that any such dispute has been resolved by Buyer and Seller, Escrow Agent may assume without inquiry that such dispute has not been resolved.

(f)                                    If Seller and Buyer are unable to resolve the dispute relating to any Contested Amount within ten (10) days following the expiration of the Dispute Period, then either Buyer or Seller may submit the Escrow Claim to the appropriate courts of the State of California or the United States District Court for the Northern District of California.  The parties hereby agree and consent to the exclusive jurisdiction of the aforesaid courts and waive any objection to venue therein.

(g)                                 Escrow Agent shall release funds from the Escrow Fund in connection with any Contested Amount within five (5) days after the delivery to it of:  (i) a copy of a settlement agreement or other writing executed by Buyer and Seller setting forth instructions to Escrow Agent as to the amount, if any, to be released from (but only to the extent of) the Escrow Fund to Buyer, with respect to such Contested Amount; or (ii) a copy of the award of a court contemplated by Section 5(f) above setting forth instructions to Escrow Agent as to the amount, if any, to be released from (but only to the extent of) the Escrow Fund to Buyer, with respect to such Contested Amount.

(h)                                 Until a Contested Amount has been resolved as provided in this Section 5(g), Escrow Agent shall not be required to determine the same and shall not be required to make any delivery of the Escrow Fund.

(i)                                     At the time of execution of this Agreement, EiC Enterprises shall provide to the Escrow Agent a completed IRS Form W-9 and the Escrow Agent is authorized and directed to report all interest and other income in accordance therewith.  The parties understand that, in the event a tax identification number is not certified to the Escrow Agent as provided herein, the Internal Revenue Code of 1986, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Fund.

(j)                                     Notwithstanding anything contained herein to the contrary, if the amount of the claim exceeds the value of the Escrow Fund, the Escrow Agent shall have no liability or responsibility for any deficiency.

(k)                                  All payments out of the Escrow Fund shall be made as follows:  all claims asserted against the Escrow Fund shall first be satisfied from the Escrow Account, to the extent of funds in the Escrow Account (taking into account the possible distribution of the Escrow Account to EiC Enterprises pursuant to Section 6(a) below), and second from the Escrowed Shares.  Payments from the Escrow Account shall be paid to Buyer by federal funds wire transfer or by cashier’s check, as elected by Buyer.  Buyer and Seller agree that each share of Buyer Common Stock held in the Escrow Fund shall be valued at $3.40 for purposes of making any payment hereunder, notwithstanding its fair market value at any time, subject to adjustment in the event of a stock dividend or stock split after written notice by Buyer to Escrow Agent of such stock dividend or stock split and the new value for each share of Buyer Common Stock as a result thereof.  All payments by Escrow Agent hereunder using the Escrowed Shares shall be made using shares of Common Stock so long as any shares of Common Stock shall be held in the Escrow Fund.  If any other securities of Buyer or any third party are delivered to Escrow Agent to be held as part of the Escrow Fund pursuant to Section 2 hereof, such securities shall be used by the Escrow Agent to make payments hereunder only after all shares of Buyer Common Stock have been delivered to Buyer, and only after delivery to Escrow Agent of written instructions signed by Buyer and EiC Enterprises stating (i) the agreed upon value of a share of each type of such securities held in the Escrow Fund (unless such type of security is then publicly-traded, in which case such security shall be valued by taking the average closing price for such security over the five trading days preceding the day that such security is delivered to Buyer by Escrow Agent), and (ii) the order in which the various types of securities so held, if more than one, are to be delivered to Buyer in payment of any claim of Buyer.

6.                                       Distribution of Escrow Fund to EiC Enterprises; Termination.

(a)                                  Within five (5) days after March 31, 2005, Escrow Agent shall distribute or cause to be distributed from the Escrow Account to EiC Enterprises an amount equal to the outstanding balance of the Escrow Account less an amount equal to (i) any unpaid Agreed Amounts plus (ii) an amount equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all Escrow Claims for which Buyer has given notice on or prior to March 31, 2005 and which have not then been resolved in accordance with Section 5.  At such time as such Escrow Claims are resolved and Escrow Agent has received a written notice executed by Buyer and Seller to the effect that any amounts to be distributed to Buyer in connection therewith have been so distributed, Escrow Agent shall distribute an amount, if any, equal to the remaining balance of the Escrow Account.

(b)                                 Within five (5) days after March 31, 2006, Escrow Agent shall distribute or cause to be distributed from the Escrow Fund to EiC Enterprises the remaining balance of the Escrow Fund less an amount equal to (i) any unpaid Agreed Amounts plus (ii) an amount equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all Escrow Claims for which Buyer has given notice on or prior to March 31, 2006 and which have not then been resolved in accordance with Section 5.  At such time as such Escrow Claims are resolved and Escrow Agent has received a written notice executed by Buyer and Seller to the effect that any amounts to be distributed to Buyer in connection therewith have been so distributed, Escrow Agent shall distribute the remaining balance of the Escrow Fund to EiC Enterprises.

(c)                                  This Agreement shall terminate ten days after the second anniversary of the date hereof (the “Termination Date”) or, if earlier, upon the release by Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if Escrow Agent has received notice from Buyer of one or more Escrow Claims that have not been resolved by the Termination Date, then this Agreement shall continue in full force and effect after the Termination Date until all such Escrow Claims have been resolved and the Escrow Fund released in accordance with this Agreement.  Within five (5) days after the Termination Date, Escrow Agent shall distribute or cause to be distributed to EiC Enterprises the amount, if any, then held in the Escrow Fund; provided, however, that if prior to the Termination Date, Buyer has given notice of one or more Escrow Claims which have not been resolved prior to the Termination Date in accordance with Section 5, Escrow Agent shall retain in the Escrow Fund after the Termination Date Escrowed Shares with a value equal to (i) any unpaid Agreed Amounts plus (ii) 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all such Escrow Claims which have not then been resolved.  At such time as all remaining Escrow Claims hereunder have been resolved and Escrow Agent has received a written notice executed by Buyer and Seller to the effect that any amounts to be distributed to Buyer in connection therewith have been so distributed, Escrow Agent shall distribute the remaining Escrow Fund, if any, to EiC Enterprises.

Anything contained herein to the contrary notwithstanding, the provisions of Section 10 and Section 12 hereof shall remain in full force and effect notwithstanding the termination of this Agreement.

7.                                       Security Interest.  To the extent and so long as funds are held in the Escrow Account hereunder, Buyer shall have, and Seller hereby grants, as of and from the date of this Agreement, a perfected, first-priority security interest in all of Seller’s right, title and interest in, to and under the Escrow Fund and all accessions to, substitutions and replacements for, and proceeds thereof to secure payment of amounts, if any, payable to Buyer in respect of Seller’s liability to Buyer for Losses.  In connection therewith, the Seller expressly agrees: (a) that Escrow Agent is acting solely as Buyer’s agent to the extent necessary to perfect Buyer’s first-priority security interest in the Escrow Fund; and (b) at any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, to promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Buyer may reasonably deem desirable to obtain the full benefits of the security interest granted hereby, including: (i) executing, delivering and causing to be filed any financing or continuation statements under the applicable Uniform Commercial Code (the “UCC”) with respect to the security interests granted hereby; and (ii) executing and delivering and causing Escrow Agent, or any other applicable depository institution, securities intermediary or commodity intermediary, to execute and deliver a collateral control agreement in order to perfect the security interest created hereunder in favor of Buyer (including giving Buyer “control” over such collateral within the meaning of the applicable provisions of Article 8 and Article 9 of the UCC).  Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller.

8.                                       Scope of Undertaking.  Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement and the Escrow Fund, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrow Fund as herein expressly provided herein or by reason of a judgment or order of a court of competent jurisdiction.

9.                                       Knowledge and Sufficiency of Documents.  Escrow Agent shall not be bound by or have any responsibility with respect to compliance with any agreement between Buyer and Seller (including without limitation the Purchase Agreement), irrespective of whether Escrow Agent has knowledge of the existence of any such agreement or terms and provisions thereof.  Escrow Agent’s only duty, liability, and responsibility shall be to receive, hold and deliver the Escrow Fund as herein provided.  Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or in substance, of the Escrow Fund or the validity, sufficiency, genuineness or accuracy of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated hereby, or the identity or authority of the persons executing the same, and it shall be sufficient if any writing purporting to be such instrument, document, certificate statement or notice is delivered to Escrow Agent and purports on its face to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Agreement.  Escrow Agent shall be entitled to rely conclusively on any such writing believed by it in good faith to be genuine and presented by the proper person (including without limitation any wire transfer instructions).

10.                                 Right of Interpleader.  Should any controversy arise between Buyer and Seller, or any other person, firm or entity, with respect to this Agreement, the Escrow Fund, or any part thereof, or the right of any party or other person to receive the Escrow Fund, or any part thereof, or should such parties fail to designate another Escrow Agent as provided in Sections 17 and 18 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right (but not the obligation) to: (a) withhold delivery of the Escrow Fund until the controversy is resolved as provided in Section 5 hereof, the conflicting demands are withdrawn or its doubt is resolved as provided in Section 5 hereof; or (b) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of Escrow Agent to institute such bill of interpleader, however, shall not be deemed to modify the manner in which Escrow Agent is entitled to make disbursements of the Escrow Fund as hereinabove set forth, other than to tender the Escrow Fund into the registry of such court).  Should a bill of interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Fund, then as between themselves and Escrow Agent, Buyer and Seller, jointly and severally, hereby bind and obligate themselves, their successors, heirs, executors and assigns to pay Escrow Agent its reasonable attorneys’ fees and any and all other disbursements, expenses, losses, costs and damages of Escrow Agent in connection with or resulting from such threatened or actual litigation.  Notwithstanding the foregoing, as between themselves, Buyer and Seller agree that each shall each pay one-half of all amounts payable to the Escrow Agent pursuant to this paragraph.

11.                                 Scope of Duties and Errors in Judgment.  It is expressly understood and agreed that Escrow Agent shall be under no duty or obligation to give any notice, except as otherwise set forth in this Agreement, or to do or to omit the doing of any action or anything with respect to the Escrow Fund, except to hold the same and to make disbursements in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, it is acknowledged and agreed that (a) no implied duties shall be read into this Agreement on the part of Escrow Agent, and (b) Escrow Agent shall not be obligated to take any legal or remedial action which might in its judgment involve it in any expense or liability for which it has not been furnished acceptable indemnification.  Escrow Agent, its partners and employees shall not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence.

12.                                 Indemnity.  As between themselves and Escrow Agent, Buyer and Seller, jointly and severally, agree to indemnify Escrow Agent against and hold the Escrow Agent harmless from any and all losses, costs, damages, expenses, claims, and attorney’s fees and expenses suffered or incurred by Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from Escrow Agent’s willful misconduct or gross negligence.  In no event shall Escrow Agent be liable for indirect, punitive, special or consequential damages.

Buyer and Seller, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Agreement, and to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against Escrow Agent in any such payment or other activities under this Agreement.  Buyer and Seller undertake to instruct Escrow Agent in writing with respect to Escrow Agent’s responsibility for withholding and other taxes, assessments, or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement.  Buyer and Seller, jointly and severally, agree to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

Notwithstanding the foregoing, as between themselves, Buyer and Seller agree that each shall each pay one-half of all amounts payable to Escrow Agent pursuant to this Section.

13.                                 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when received, if personally delivered or sent by facsimile transmission, or three (3) days after deposited in the United States mail for delivery by registered or certified mail, return receipt requested, postage prepaid and received by the party to whom is was sent (provided, however, that in no instance shall any notice to the Escrow Agent be deemed to have been received by it unless and until actually received by it), addressed as follows:

If to Seller:	EiC Corporation
EiC Enterprises Limited
45738 Northport Loop West
Fremont, CA 94538
Attention: Jerry Curtis, President
Fax No.: (510) 979-8901

with a copy to:	Preston|Gates|Ellis LLP
55 Second Street, Suite 1700
San Francisco, CA 94105
Attn.: Lawrence B. Low
Fax No.: (415)882-8220

If to Buyer:	WJ Communications
401 River Oaks Parkway
San Jose, California 95134
Attn.: Michael R. Farese
Fax No.: (408) 577-6621

If to Escrow Agent:	Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, FL 33602
Attention: W. Thompson Thorn, III, Esq.
Facsimile: (813) 229-1660

14.                                 Consultation with Legal Counsel.  Escrow Agent may consult with its in-house counsel or other counsel satisfactory to it in respect to question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered, or omitted by Escrow Agent in good faith upon the advice of such counsel.  Escrow Agent may act through its partners, employees, agents and attorneys.

15.                                 Choice of Laws; Cumulative Rights.  This Agreement and the disposition of the Escrow Fund hereunder shall be construed and regulated under and their validity and effect shall be determined by the laws of the State of Florida.  All of Escrow Agent’s rights hereunder are cumulative of any other rights it may have by law or otherwise.

16.                                 Reimbursement of Expenses.  Escrow Agent shall be entitled to reimbursement from Buyer and Seller, jointly and severally, of all its reasonable costs and expenses, including reasonable fees and expenses of legal counsel incurred by it in connection with the preparation, operating, administration and enforcement of this Agreement.  Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by Escrow Agent in connection with resolution of any claim by any party hereunder.  Notwithstanding the foregoing, as between themselves, Buyer and Seller agree that each shall pay one-half of all amounts payable to Escrow Agent pursuant to this paragraph.

17.                                 Resignation.  Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to Buyer and EiC Enterprises, specifying the date when such resignation will take effect.  Thereafter, Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository.  In the event of such resignation, Buyer and EiC Enterprises agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation.  Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Buyer and EiC Enterprises designating the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof.

18.                                 Removal.  Buyer and EiC Enterprises acting together shall have the right to terminate the appointment of Escrow Agent, specifying the date upon which such termination shall take effect.  Thereafter, Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository.  Buyer and EiC Enterprises agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent.  Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Buyer and EiC Enterprises designating the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof.

19.                                 Accounting.  In the event of the resignation or removal of Escrow Agent or upon the release or distribution of the Escrow Fund or the termination of this Escrow Agreement, Escrow Agent shall render to Buyer and EiC Enterprises, and to the successor escrow agent, if any, an accounting in writing of the property constituting the Escrow Fund and all distributions therefrom.  The requirements of this Section shall be satisfied by the provision by Escrow Agent of a bank account statement setting forth the Escrow Fund and all deposits and disbursements relating thereto.

20.                                 Tax Provisions.  Buyer and EiC Enterprises agree that, for tax reporting purposes, all interest earned from the investment of the Escrow Fund, or any portion thereof, shall be allocable to EiC Enterprises.  Contemporaneously with the execution hereof, EiC Enterprises has provided Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to Escrow Agent and Escrow Agent is authorized and directed to report all interest and other income in accordance therewith.  Buyer and Seller agree: (a) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Fund under this Agreement; (b) to instruct Escrow Agent in writing with respect to Escrow Agent’s responsibility for withholding and other taxes, assessments, or other governmental charges, certifications, and governmental reporting in connection with its acting as Escrow Agent under this Agreement; and (c) to indemnify and hold Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees of counsel selected by Escrow Agent, and expenses), interest and penalties.  The foregoing indemnification and agreement to hold harmless and defend shall survive the termination of this Agreement and/or any resignation or removal of Escrow Agent.

21.                                 Right of Offset.  Buyer and Seller agree that the court in which any bill of interpleader is instituted by Escrow Agent, or in which Escrow Agent appears on account of this Agreement or the Escrow Fund, is authorized to use first, any cash, and second, any securities, held in the Escrow Fund to pay the reasonable attorneys’ fees and any and all other disbursements, expenses, losses, costs and damages of Escrow Agent in connection with or resulting from such proceeding or threatened or actual litigation if Buyer and Seller have not tendered payment of the same to Escrow Agent promptly after request by Escrow Agent.

22.                                 Collected Funds; Collection of Items.  No monies shall be required to be disbursed by the Escrow Agent until and unless it has collected funds.  Escrow Agent may pay out monies held in escrow due to EiC Enterprises by its check.  Escrow Agent shall not be obligated to take any legal action to enforce payment of any item deposited with it in escrow.

23.                                 Captions.  Section heading and captions have been inserted for convenience only and do not in anyway limit the provisions set out in the various sections hereof.

24.                                 Severability.  If one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

25.                                 Entire Agreement.  This Agreement evidences the entire agreement among Buyer, Seller and Escrow Agent in connection with the Escrow Fund and no other agreement entered into between the parties or any of them shall be considered or adopted or binding, in whole or in part, by or upon Escrow Agent, notwithstanding that any other such agreement may be deposited herewith or Escrow Agent may have knowledge thereof.  This Agreement may be amended only in writing signed by all of the parties hereto.

26.                                 Execution in Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document and such counterparts may be delivered by facsimile.

27.                                 Force Majeure.  Neither Buyer nor Seller nor Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond their control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

28.                                 Binding Effect.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

29.                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

30.                                 Assignment.  No assignment of any rights (including, without limitation, any interest in the Escrow Fund) or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other parties hereto, except for provisions hereof respecting successor escrow agents.  This Escrow Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives and permitted assigns of the parties hereto.

31.                                 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

32.                                 No Conflict.  Seller acknowledges that Escrow Agent acts as Buyer’s legal counsel.  Seller stipulates and agrees that, in the event of a dispute between Buyer and Seller concerning this Agreement or the Purchase Agreement, Escrow Agent may continue to represent Buyer, and Seller shall not request the disqualification of the Escrow Agent as counsel for Buyer because Escrow Agent is also acting as Escrow Agent hereunder, although Seller may request the court in which any proceeding is brought to remove Escrow Agent as Escrow Agent hereunder if it can show that it has reasonable cause to believe that its interests may be adversely affected by Escrow Agent continuing to serve as Escrow Agent hereunder.  In the event that Escrow Agent shall represent Buyer in an action concerning this Agreement, Escrow Agent shall maintain accurate records of all time spent and expenses incurred in connection with its duties as Escrow Agent hereunder, for which Buyer and Seller shall be jointly and severally liable as otherwise provided herein, as opposed to all time spent and expenses incurred in connection with its duties as counsel to Buyer, for which Buyer alone shall be responsible, and shall provide such records to Buyer and Seller, upon request, but not more frequently than monthly.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

“BUYER”

WJ COMMUNICATIONS, INC.

By:
Name:
Title:

“SELLER”

EiC Corporation

By:
Nicky Lu, Chairman

EiC Enterprises Limited

By:
Nicky Lu, President & CEO

“ESCROW AGENT”

Shumaker, Loop & Kendrick, LLP

By:
Name:
Title

SIGNATURE PAGE TO ESCROW AGREEMENT

EXHIBIT 1.03(d)(iii)

DEFINITION OF “REVENUE”

1.                                      Revenue:

1.1                                 Revenue derived from the sale of the following shall be included:

a.                                       Infrastructure products as specified in Schedule 1.03(d) of the Agreement,

b.                                      All 28V HVHBT products which utilize EiC’s HVHBT process, and

c.                                       Products manufactured by Buyer after the Closing Date that were previously purchased from EiC pursuant to the Supply Agreement dated 16 May 2003 between EiC and Buyer as set forth on Exhibit A, provided further that revenue for these products after the Closing Date shall be determined by multiplying the number of units sold by Buyer times the Unit Price listed in Exhibit A.

1.2                                 Revenue derived from the sale of the following shall be excluded:

a.                                       PAM Wafers pursuant to the Supply Agreement, and

b.                                      Inventory of Buyer for products that it purchased pursuant to the Supply Agreement dated 16 May 2003 between EiC and Buyer listed in Exhibit A prior to the Closing Date.

1.3                                 The dollar value of product returns and accounts receivable deemed by Buyer as not collectible will be deducted from the total revenue.  This deduction shall occur at the time that the return or write-off of accounts receivable occurs, regardless of the original sales date.

1.4                                 Revenue will be based on Buyer’s revenue recognition policy, i.e., using “Sell in” method of accounting which stipulates that revenue is recognized when the products are shipped to distributors, net of estimated sales right of return liabilities in accordance with the distributor contract.

Exhibit A

Product	Specification	Description	Unit Price

AH110-89	452859	0.2 Watt HBT RF Amplifier. SOT-89	$	***

AH114-89	452860	0.25 Watt HBT RF Amplifier. SOT-89	$	***

AH115-S8	452861	0.5 Watt HBT PCS / UMTS. RF Amplifier. SOIC-8	$	***

AH116-S8	452862	0.5 Watt HBT Cellular RF Amplifier. SOIC-8	$	***

AH215-S8	452863	1.0 Watt HBT RF Amplifier. SOIC-8	$	***

AH312-S8	452864	2.0 Watt HBT RF Amplifier. SOIC-8	$	***

***                           CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 1.03(d)(iv)

“GROSS MARGIN” DEFINITION

1.                                      Gross Margin:  Gross Margin shall be calculated by subtracting the Total Cost of Sales (as defined below) from Revenue [as defined in Exhibit 1.03(d) of the Agreement].

2.                                      Costs of Goods Sold

2.1                                 “New Product Cost” is defined as the actual cost of manufacturing of any products started in the Fremont fab facility after the Closing Date and during the time Buyer operates that facility, minus Buyer’s book value of the ending inventory as of the date Buyer discontinues operation of the Fremont fab facility.  The cost of manufacturing is the variable cost, including labor, materials, outside processing, and the cost of operating the Fremont fab facility.

2.2                                 “Acquired Product Inventory Cost” is defined as the value as determined in Section 1.01(a) of the Agreement, as adjusted in Section 1.01(c) of the Agreement, for the Inventory, plus the cost of manufacturing the Inventory during the time Buyer operates the Fremont fab facility, minus the dollar value of Inventory on hand as of the earlier of March 31, 2005 or the date Buyer discontinues operation of the Fremont fab facility, which shall be valued in the same manner as the Inventory was valued on the Closing Date pursuant to the Agreement.

2.3                                 “Depreciation Cost” shall be defined as the total depreciation of the fixed assets acquired by Buyer pursuant to the Agreement plus all fab transfer and outsourcing costs.

2.4                                 “R&D Wafer Cost” shall be determined by multiplying the number of R&D wafers produced during the time Buyer operates the Fremont fab facility times $***.

2.5                                 “Lot Charge Cost” is defined as follows:

[Lot Charge Cost] = [$***] X [1,000 – NT]

NT = Total number of PAM Wafers invoiced pursuant to the Supply Agreement.

2.6                                 “Variable PAM Wafer Cost” shall be determined by multiplying the total number of PAM Wafers invoiced by WJCI times $***.

2.7                                 “Purchased Product” is defined as the infrastructure products as specified in Schedule 1.03(d) of the Agreement which are manufactured for Buyer in an external wafer foundry.

2.8                                 “Purchased Product Cost” is defined as the total acquisition cost of infrastructure products as specified in Schedule 1.03(d) of the Agreement which are manufactured for Buyer in an external wafer foundry.

***                           CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.9                                 “Average Cost of Sales Per Unit” is calculated by adding the New Product Cost to the Acquired Product Inventory Cost, and subtracting the Depreciation Cost, the R&D Wafer Cost, the Lot Charge Cost, and the Variable PAM Wafer Cost, and dividing by the number of units sold (excluding the Purchased Products) during the period the Fremont fab facility is operated by Buyer.

2.10                           “Total Cost of Sales” is calculated by multiplying the Average Cost of Sales Per Unit by the total number of units sold (excluding the number of Purchased Products sold) during the 9-month period and adding the Purchased Product Cost.